                                     EXHIBIT 7.1

- --------------------------------------------------------------------------------



                                 AMENDED AND RESTATED
                             AGREEMENT AND PLAN OF MERGER



                           Dated as of September 17, 1996,


                                        Among


                              CHATEAU PROPERTIES, INC.,


                                ROC COMMUNITIES, INC.,


                                         And


                               R ACQUISITION SUB, INC.







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

n                                 TABLE OF CONTENTS

                                                                            Page

                                      ARTICLE I

                                      The Merger

    SECTION 1.1    The Merger...............................................  3
    SECTION 1.2    Closing..................................................  3
    SECTION 1.3    Effective Time...........................................  3
    SECTION 1.4    Effects of the Merger....................................  3
    SECTION 1.5    Charters and By-laws.....................................  4
            (a)    Chateau..................................................  4
            (b)    ROC......................................................  4
    SECTION 1.6    Directors................................................  4
    SECTION 1.7    Officers.................................................  4
    SECTION 1.8    Principal Executive Office...............................  4
    SECTION 1.9    Name.....................................................  5

                                      ARTICLE II

                   Effect of the Merger on the Capital Stock of the
                  Constituent Corporations; Exchange of Certificates

    SECTION 2.1    Effect on Capital Stock..................................  5
            (a)    Conversion of Stock......................................  5
            (b)    Conversion of Shares of Common Stock of RSub.............  5
    SECTION 2.2    Exchange of Certificates.................................  6
            (a)    Exchange Agent...........................................  6
            (b)    Provision of Shares......................................  6
            (c)    Exchange Procedure.......................................  6
            (d)    Record Dates; Distributions with Respect to Unexchanged
                   Shares...................................................  7
            (e)    No Further Ownership Rights in ROC Stock.................  7
            (f)    No Liability.............................................  7
            (g)    No Fractional Shares.....................................  8
            (h)    Withholding Rights.......................................  8

                                     ARTICLE III

                            Representations and Warranties

    SECTION 3.1    Representations and Warranties of ROC....................  9
            (a)    Organization, Standing and Corporate Power of ROC........  9
            (b)    ROC Subsidiaries.........................................  9
            (c)    Capital Structure........................................ 10
            (d)    Authority; Noncontravention; Consents.................... 11
            (e)    SEC Documents; Financial Statements; Undisclosed
                   Liabilities.............................................. 12
            (f)    Absence of Certain Changes or Events..................... 13
            (g)    Litigation............................................... 13
            (h)    Absence of Changes in Benefit Plans; ERISA Compliance.... 14

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                                                                            Page


            (i)    Taxes.................................................... 15
            (j)    No Loans or Payments to Employees, Officers or
                   Directors................................................ 16
            (k)    Brokers; Schedule of Fees and Expenses................... 16
            (l)    Compliance with Laws..................................... 16
            (m)    Contracts; Debt Instruments.............................. 16
            (n)    Environmental Matters.................................... 17
            (o)    Tangible Property and Assets............................. 19
            (p)    Books and Records........................................ 19
            (q)    Opinion of Financial Advisor............................. 20
            (r)    State Takeover Statutes.................................. 20
            (s)    Registration Statement................................... 20
            (t)    Vote Required............................................ 20
    SECTION 3.2    Representations and Warranties of Chateau................ 20
            (a)    Organization, Standing and Corporate Power of Chateau.... 20
            (b)    Chateau Subsidiaries..................................... 21
            (c)    Capital Structure........................................ 21
            (d)    Authority; Noncontravention; Consents.................... 23
            (e)    SEC Documents; Financial Statements; Undisclosed
                   Liabilities.............................................. 24
            (f)    Absence of Certain Changes or Events..................... 25
            (g)    Litigation............................................... 26
            (h)    Absence of Changes in Benefit Plans; ERISA Compliance.... 26
            (i)    Taxes.................................................... 27
            (j)    No Loans or Payments to Employees, Officers or
                   Directors................................................ 28
            (k)    Brokers; Schedule of Fees and Expenses................... 28
            (l)    Compliance with Laws..................................... 28
            (m)    Contracts; Debt Instruments.............................. 28
            (n)    Operating Partnership Agreement.......................... 29
            (o)    Environmental Matters.................................... 29
            (p)    Tangible Property and Assets............................. 30
            (q)    Books and Records........................................ 31
            (r)    Opinion of Financial Advisors............................ 31
            (s)    State Takeover Statutes.................................. 31
            (t)    Registration Statement................................... 32
            (u)    Vote Required............................................ 32

                                      ARTICLE IV

                                      Covenants

    SECTION 4.1    Conduct of Business by ROC............................... 32
    SECTION 4.2    Conduct of Business by Chateau........................... 34
    SECTION 4.3    Other Actions............................................ 38

                                      ARTICLE V

                                 Additional Covenants

                                                                            Page



    SECTION 5.1    Preparation of the Registration Statement and the      Proxy
                   Statement; Stockholders Meetings......................... 38
    SECTION 5.2    Access to Information; Confidentiality................... 40
    SECTION 5.3    Best Efforts; Notification............................... 41
    SECTION 5.4    Affiliates............................................... 42
    SECTION 5.5    Tax Treatment............................................ 42
    SECTION 5.6    No Solicitation of Transactions.......................... 42
    SECTION 5.7    Public Announcements..................................... 43
    SECTION 5.8    Listing.................................................. 43
    SECTION 5.9    Letters of Accountants................................... 43
    SECTION 5.10   Transfer and Gains Taxes................................. 44
    SECTION 5.11   Benefit Plans and Other Employee Arrangements............ 44
            (a)    Benefit Plans............................................ 44
            (b)    Stock Incentive Plans.................................... 44
            (c)    Employment Agreements.................................... 45
            (d)    Cooperation.............................................. 45
    SECTION 5.12   Indemnification.......................................... 45
    SECTION 5.13   Operating Partnership Agreement Amendment................ 48
    SECTION 5.14   By-laws Amendment........................................ 48
    SECTION 5.15   Contribution Agreement................................... 48
    SECTION 5.16   Private Placement of Common Stock of RSub................ 48
    SECTION 5.17   Chateau Board of Directors............................... 48
    SECTION 5.18   Provisions Relating to Certain ROC Indebtedness.......... 48
    SECTION 5.19   Exemptions from Certain Provisions of the MGCL........... 49
    SECTION 5.20   Percentage Ownership..................................... 49
    SECTION 5.21   Share Issuance........................................... 49

                                      ARTICLE VI

                                 Conditions Precedent

    SECTION 6.1    Conditions to Each Party's Obligation to Effect the
                   Merger................................................... 49
            (a)    Stockholder Approval..................................... 49
            (b)    Listing of Shares........................................ 49
            (c)    Registration Statement................................... 49
            (d)    No Injunctions or Restraints............................. 49
            (e)    Blue Sky Laws............................................ 50
            (f)    Opinion Related to REIT Status........................... 50
            (g)    The Investment Company Act Opinion....................... 50
            (h)    Evidence of Completion of Private Placement.............. 50
            (i)    Certain Actions and Consents............................. 50
    SECTION 6.2    Conditions to Obligations of Chateau..................... 50
            (a)    Representations and Warranties........................... 50
            (b)    Performance of Obligations of ROC........................ 51
            (c)    Material Adverse Change.................................. 51
            (d)    Opinions Relating to REIT Status......................... 51
            (f)    Consents................................................. 52
            (g)    Certain ROC Indebtedness................................. 52
    SECTION 6.3    Conditions to Obligation of ROC.......................... 52
            (a)    Representations and Warranties........................... 52
            (b)    Performance of Obligations of Chateau.................... 53
            (c)    Material Adverse Change.................................. 53

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                                                                            Page


            (d)    Opinions Relating to REIT and Partnership Status......... 53
            (e)    Other Tax Opinion........................................ 54
            (f)    Consents................................................. 54
            (g)    Registration Rights Agreement............................ 54
            (h)    Chateau By-laws and Related Matters...................... 54
            (i)    Chateau Securityholder Letter Agreement.................. 54

                                     ARTICLE VII

                                    Board Actions

    SECTION 7.1    Board Actions............................................ 55

                                     ARTICLE VIII

                          Termination, Amendment and Waiver

    SECTION 8.1    Termination.............................................. 56
    SECTION 8.2    Expenses................................................. 58
    SECTION 8.3    Effect of Termination.................................... 63
    SECTION 8.4    Amendment................................................ 63
    SECTION 8.5    Extension; Waiver........................................ 63

                                      ARTICLE IX

                                  General Provisions

    SECTION 9.1    Nonsurvival of Representations and Warranties............ 64
    SECTION 9.2    Notices.................................................. 64
    SECTION 9.3    Interpretation........................................... 65
    SECTION 9.4    Counterparts............................................. 65
    SECTION 9.5    Entire Agreement; No Third-Party Beneficiaries........... 65
    SECTION 9.6    GOVERNING LAW............................................ 65
    SECTION 9.7    Assignment............................................... 65
    SECTION 9.8    Enforcement.............................................. 66

                                      ARTICLE X

                                 Certain Definitions

    SECTION 10.1   Certain Definitions...................................... 66

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Exhibits

A   Form of Contribution Agreement
B   Form of Operating Partnership Agreement Amendment
C   Form of Registration Rights Agreement
D   Form of Stock Option Agreement Amendment
E   Form of Principal Proxy Agreement Amendments
F   Chateau By-Law Amendments
G   Terms of Employment Agreements
H   Forms of Resale Agreement with ROC Affiliates

         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of September 17, 1996, among CHATEAU PROPERTIES, INC., a Maryland corporation ("CHATEAU"), ROC COMMUNITIES, INC., a Maryland corporation ("ROC"), and R ACQUISITION SUB, INC., a Maryland corporation and a subsidiary of Chateau ("RSUB").


                                       RECITALS

         (a) Certain terms used herein shall have the meanings assigned to them in Article X.

         (b) Pursuant to an agreement and plan of merger dated as of July 17, 1996, among Chateau, ROC, RSub and Chateau Communities, Inc., a Maryland corporation (the "ORIGINAL AGREEMENT"), the Boards of Directors of Chateau and ROC determined that it was advisable and in the best interest of their respective companies and their stockholders to consummate the strategic business combination involving ROC and Chateau described in the Original Agreement.

         (c) The Boards of Directors of Chateau and ROC have determined that it is advisable and in the best interest of their respective companies and their stockholders to amend and restate the terms of the Original Agreement and to proceed with the strategic business combination involving the two companies on the terms described in this Agreement, pursuant to which ROC will merge with RSub and will be the surviving corporation in such merger (the "MERGER") and each issued and outstanding share of common stock, par value $.01 per share, of ROC (the "ROC COMMON STOCK") and non-voting redeemable stock, par value $.01 per share, of ROC (the "ROC NON-VOTING STOCK" and, together with the ROC Common Stock, the "ROC STOCK") will be converted into the right to receive the Merger Consideration (as defined below).

         (d) In connection with the Merger, the following additional transactions will be effected (the Merger, together with the other documents, agreements and transactions contemplated by this Agreement, being referred to collectively herein as the "TRANSACTIONS"): (i) ROC, Chateau and CP Limited Partnership, a Maryland limited partnership which is the operating partnership of Chateau (the "OPERATING PARTNERSHIP"), will enter into the Contribution Agreement substantially in the form of EXHIBIT A hereto (the "CONTRIBUTION AGREEMENT") and immediately following the Merger will perform their respective obligations thereunder; (ii) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "OPERATING PARTNERSHIP AGREEMENT") will be amended and restated substantially as provided in the form attached as EXHIBIT B hereto (the "OPERATING PARTNERSHIP AGREEMENT AMENDMENT"); and (iii) Chateau will enter into a Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT"), in the form attached as EXHIBIT C hereto with certain holders (after giving effect to the Merger) of the Common Stock, par value $.01 per share, of Chateau (the "COMMON STOCK"). In addition, in connection with and as an integral part of the Merger, certain OP Unit holders shall transfer at least that number of OP Units and other property to Chateau in exchange for common stock of Chateau such that ROC stockholders and transferring OP Unit holders will when taken together own at least 80% of the issued and outstanding voting shares of Chateau immediately following the consummation of the Merger.

         (e) As a condition to, and simultaneously with the execution of, the Original Agreement, there was executed and delivered (i) the Chateau Stock Option Agreement pursuant to which Chateau granted to ROC an option exercisable upon the occurrence of certain events and (ii) the ROC Stock Option Agreement pursuant to which ROC granted to the Operating Partnership an option exercisable upon the occurrence of certain events. As a condition to, and simultaneously with the execution of, this Agreement, the Option Agreements will be amended as provided in EXHIBIT D hereto. The Chateau Option Agreement and the ROC Option Agreement as so amended are referred to herein as the "CHATEAU OPTION AGREEMENT" and the "ROC OPTION AGREEMENT" and together as the "OPTION AGREEMENTS."

         (f) As a condition to, and simultaneously with the execution of, the Original Agreement, Agreements and Irrevocable Proxies were executed and delivered by the ROC Principals and the Chateau Principals (each as defined in the Original Agreement). As a condition to, and simultaneously with the execution of, this Agreement, the Agreements and Irrevocable Proxies will be amended as provided in EXHIBIT E hereto. The Agreements and Irrevocable Proxies executed by the ROC Principals as so amended are referred to herein as the "ROC PRINCIPAL PROXIES" and the Agreements and Irrevocable Proxies executed by the Chateau Principals as so amended are referred to herein as the "CHATEAU PRINCIPAL PROXIES."

         (g) As a condition to the willingness of each of Chateau and ROC to enter into this Agreement, holders of units of limited partner interest ("OP UNITS") in the Operating Partnership holding in excess of 50% of the outstanding OP Units have (i) consented to the Operating Partnership Agreement Amendment, and (ii) expressed in writing to ROC their intent to exchange, subject to certain conditions, certain of their OP Units for shares of Common Stock on or prior to the record date for the Chateau Stockholders Meeting (as hereinafter defined).

         (h) For federal income tax purposes it is intended that the Merger and the transfer of OP Units by the holders thereof be viewed as an integrated transaction and together qualify as tax-free transfers by the stockholders of ROC and the transferring OP Unit holders to Chateau in exchange for shares of Common Stock pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE").

         (i) ROC, as the surviving corporation in the Merger with RSub, intends that, following the Merger, it shall continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code.

         (j) The parties intend that this Agreement shall in all respects amend, restate and supersede the Original Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                      ARTICLE I

                                      THE MERGER

         SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL"), ROC shall be merged with RSub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of RSub shall cease and ROC shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of RSub in accordance with the MGCL.

         SECTION 1.2 CLOSING. The closing of the Merger will take place at 10:00 a.m. Eastern Time on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1 (the "CLOSING DATE"), at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166, unless another date or place is agreed to in writing by the parties hereto.

         SECTION 1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file the articles of merger or other appropriate documents for the Merger (the "ARTICLES OF MERGER") executed in accordance with Section 3-110 of the MGCL and shall make all other filings or recordings required under the MGCL to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Department of Assessments and Taxation of the State of Maryland, or at such other time as Chateau and ROC shall specify in the Articles of Merger (the time and the day the Merger become effective being, the "EFFECTIVE TIME" and the "EFFECTIVE DAY"), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

         SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MGCL.

         SECTION 1.5    CHARTERS AND BY-LAWS.

         (a) CHATEAU. The Charter of Chateau shall not be affected by the Merger (the "CHARTER"). The By-laws of Chateau as in effect as of the date hereof shall be amended, effective at the Effective Time, as provided in EXHIBIT F hereto.

         (b) ROC. The Charter and By-laws of ROC as in effect at the Effective Time shall be the Charter and By-laws of ROC upon consummation of the Merger; provided, that, such Charter shall be amended such that following the Merger, after giving effect thereto, the ownership of ROC Common Stock by Chateau shall not violate the ownership limit described in the ROC Charter.

         SECTION 1.6 DIRECTORS. Effective at the Effective Time, two of the seven directors of Chateau then in office shall resign from the Chateau Board of Directors and, in accordance with the By-law amendments specified in EXHIBIT F, the remaining Chateau directors then in office shall increase the size of the Chateau Board from seven to ten directors. The five vacancies on the Chateau Board shall be filled by the vote of the remaining Chateau directors then in office with five nominees selected by the ROC Board of Directors such that such five nominees as well as the five directors of Chateau then in office shall constitute all of the members of the Chateau Board of Directors immediately following the Effective Time. Effective at the Effective Time, the Board of Directors of ROC, as the surviving corporation to the merger with RSub, will be configured as follows: three of the directors of ROC shall resign and these vacancies shall be filled by the vote of the remaining ROC directors with three nominees selected by the Chateau Board of Directors.

         SECTION 1.7 OFFICERS. The officers of Chateau immediately following the Effective Time shall be as follows:

    Gary P. McDaniel                   Chief Executive Officer
    C.G. ("Jeff") Kellogg              President
    James B. Grange                    Chief Operating Officer
    Tamara D. Fischer                  Chief Financial Officer
    Rees F. Davis, Jr.                 Executive Vice President -Acquisitions

Each such officer shall, as of the Effective Time, be employed by Chateau and/or the Operating Partnership pursuant to an employment agreement (the "EMPLOYMENT AGREEMENTS") substantially in accordance with the terms outlined in EXHIBIT G hereto. The officers of ROC following the Merger shall be chosen by the Board of Directors of ROC as reconstituted by Chateau in accordance with Section 1.6 above.

         SECTION 1.8 PRINCIPAL EXECUTIVE OFFICE. The principal executive office of Chateau following the Effective Date shall be in Englewood, Colorado.

         SECTION 1.9 NAME. The Board of Directors of Chateau will, at the first annual meeting of stockholders of Chateau following the Merger, submit to a vote of the stockholders of Chateau, a proposal, which shall be recommended by the Board, to change the name of the Company to "Chateau Communities, Inc." If the stockholders of Chateau approve such name change, Chateau will change its symbol on the New York Stock Exchange to appropriately comport with the name change.


                                      ARTICLE II

                   Effect of the Merger on the Capital Stock of the
                  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 2.1 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of the holder of any shares of ROC Stock:

         (a)  CONVERSION OF STOCK.

           (i) At the Effective Time, each issued and outstanding share of ROC Stock shall be converted into the right to receive from Chateau 1.042 fully paid and nonassessable shares of Common Stock. At the Effective Time, all such shares of ROC Stock shall no longer be outstanding and shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any such shares of ROC Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.2(c), certificates representing the shares of Common Stock required to be delivered under this
Section 2.1(a) and any cash in lieu of fractional shares of Common Stock to be issued or paid in consideration therefor upon surrender of such certificate (the "MERGER CONSIDERATION") and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), in each case, without interest and less any required withholding taxes.

          (ii) Notwithstanding the foregoing, the parties understand that the rights of each stockholder of Chateau under this Section 2.1(a) will be subject to the ownership limitations and other related provisions contained in the Chateau Charter.

         (b) CONVERSION OF SHARES OF COMMON STOCK OF RSUB. Immediately prior to the Effective Time, RSub shall have issued and outstanding 10,000,120 shares of common stock ("RSUB COMMON STOCK"), 10,000,000 of which shares shall be owned by Chateau and 120 of which shares shall be held by 120 separate individuals who are "accredited investors" within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the "SECURITIES ACT"). At the Effective Time, each issued and outstanding share of RSub Common Stock shall be converted into one validly issued, fully paid and non-assessable share of common stock of ROC, as the surviving corporation in the Merger with RSub.

         SECTION 2.2    EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT. Prior to the Effective Time, Chateau and ROC shall jointly appoint a bank or trust company to act as exchange agent (the "EXCHANGE AGENT") for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding ROC Stock.

         (b) PROVISION OF SHARES. Chateau shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of ROC Stock, sufficient shares of Common Stock issuable in exchange for the issued and outstanding shares of ROC Stock pursuant to Section 2.1.

         (c) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ROC Stock (the "ROC CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the ROC Certificates shall pass, only upon delivery of the ROC Certificates to the Exchange Agent and shall be in a form and have such other provisions as Chateau may reasonably specify) and (ii) instructions for use in effecting the surrender of the ROC Certificates in exchange for the Merger Consideration. Upon surrender of a ROC Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Chateau, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such ROC Certificate shall be entitled to receive in exchange therefor the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the ROC Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of ROC Stock which is not registered in the transfer records of ROC, payment may be made to a person other than the person in whose name the ROC Certificate so surrendered is registered if such ROC Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such ROC Certificate or establish to the satisfaction of Chateau that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each ROC Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares theretofore represented by such ROC Certificate shall have been converted pursuant to Section 2.1 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any ROC Certificate or on any cash payable pursuant to Section 2.2(d) or Section 2.2(g).

         (d)  RECORD DATES; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.

           (i) From the date of this Agreement, ROC and Chateau shall cooperate to establish and maintain record and payment dates for regular quarterly cash dividends on their respective capital stock, such that the record and payment dates, respectively, for each of ROC and Chateau occur on the same calendar date.

          (ii)     No dividends or other distributions with respect to ROC
Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered ROC Certificate with respect to the shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(g), in each case until the surrender of such ROC Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such ROC Certificate there shall be paid to the holder of such ROC Certificate, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Common Stock to which such holder is entitled pursuant to Section 2.2(g) and (B) if such ROC Certificate is exchangeable for one or more whole shares of Common Stock, (x) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Common Stock and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Common Stock.

         (e) NO FURTHER OWNERSHIP RIGHTS IN ROC STOCK. All Merger Consideration paid upon the surrender of ROC Certificates in accordance with the terms of this Article II (and any cash paid pursuant to Section 2.2(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of ROC Stock theretofore represented by such ROC Certificates, subject, however, to the obligation of Chateau to pay, without interest, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by ROC on such shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of ROC of the shares of ROC Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, ROC Certificates are properly presented to Chateau they shall be canceled and exchanged as provided in this Article II.

         (f) NO LIABILITY. None of Chateau, ROC, RSub or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to Chateau, upon demand, and any holders of ROC Certificates who have not theretofore complied with Section 2.2(c) shall thereafter look only to Chateau for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.

         (g)  NO FRACTIONAL SHARES.

           (i) No certificates or scrip representing fractional shares of Common Stock shall be issued upon the surrender for exchange of ROC Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of Chateau.

          (ii) Notwithstanding any other provision of this Agreement, each holder of shares of ROC Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all ROC Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(g), a cash payment in lieu of such fractional share of Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Common Stock which would otherwise have been issued (the "EXCESS SHARES"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "EXCHANGE TRUST") for the holders of ROC Certificates. Chateau shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of ROC Certificates in lieu of any fractional shares of Common Stock, the Exchange Agent shall make available such amounts to such holders of ROC Certificates without interest.

         (h) WITHHOLDING RIGHTS. Chateau or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock or ROC Stock such amounts as Chateau or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Chateau or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ROC Stock, in respect of which such deduction and withholding was made by Chateau or the Exchange Agent.


                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF ROC. ROC represents and warrants to Chateau as follows:

         (a) ORGANIZATION, STANDING AND CORPORATE POWER OF ROC. ROC is a corporation duly organized and validly existing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. ROC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of ROC and the ROC Subsidiaries (as defined below) taken as a whole (a "ROC MATERIAL ADVERSE EFFECT").

         (b) ROC SUBSIDIARIES. SCHEDULE 3.1(b) to the ROC Disclosure Letter (as defined below) sets forth each ROC Subsidiary and the ownership interest therein of ROC. Except as set forth in SCHEDULE 3.1(b) to the ROC Disclosure Letter, (i) all the outstanding shares of capital stock of each ROC Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are owned by ROC, by another ROC Subsidiary or by ROC and another ROC Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS") and (ii) all equity interests in each ROC Subsidiary that is a partnership, limited liability company or trust are owned by ROC, by another ROC Subsidiary or by ROC and another ROC Subsidiary, free and clear of all Liens. Except for the capital stock of, or other equity interests in, the ROC Subsidiaries and as provided in Section 4.1(e), ROC does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $250,000 in any Person or which represents 10% or more of the outstanding capital stock or other ownership interest of any class in any Person. Each ROC Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each ROC Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each ROC Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a ROC Material Adverse Effect.

         (c) CAPITAL STRUCTURE. The authorized capital stock of ROC consists of 90,000,000 shares of ROC Common Stock, 158,017 shares of ROC Non-Voting Stock and 9,841,983 shares of preferred stock, par value $.01 per share (the "ROC PREFERRED STOCK"). On the date hereof, (i) 12,423,500 shares of ROC Common Stock, 158,017 shares of ROC Non-Voting Stock and no shares of ROC Preferred Stock were issued and outstanding, (ii) 490,000 shares of ROC Common Stock were available for issuance under ROC's Amended and Restated 1993 Stock Option and Stock Appreciation Rights Plan (the "1993 STOCK PLAN") and (iii) 270,000 shares of ROC Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of ROC Common Stock granted to employees of ROC under the 1993 Stock Plan (the "ROC STOCK OPTIONS"). On the date of this Agreement, except as set forth above in this Section 3.1(c), no shares of capital stock or other voting securities of ROC were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of ROC. All outstanding shares of capital stock of ROC are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of ROC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of ROC may vote. Except (A) for the ROC Stock Options, (B) as set forth in SCHEDULE 3.1(c) to the ROC Disclosure Letter, and (C) as otherwise permitted under Section 4.1, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which ROC or any ROC Subsidiary is a party or by which such entity is bound, obligating ROC or any ROC Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of ROC or any ROC Subsidiary or obligating ROC or any ROC Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in SCHEDULE 3.1(c) to the ROC Disclosure Letter, there are no outstanding contractual obligations of ROC or any ROC Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of ROC or any capital stock, voting securities or other ownership interests in ROC or any ROC Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a ROC Subsidiary).

         (d) AUTHORITY; NONCONTRAVENTION; CONSENTS. ROC has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger, this Agreement and the other Transactions contemplated hereby by the requisite vote of the holders of the ROC Common Stock (the "ROC STOCKHOLDER APPROVALS"), to consummate the Transactions contemplated by this Agreement to which ROC is a party. ROC has the requisite corporate power and authority to enter into the ROC Option Agreement and to consummate the Transactions contemplated thereby to which ROC is a party. The execution and delivery of this Agreement and the ROC Option Agreement by ROC and the consummation by ROC of the Transactions contemplated hereby and thereby to which ROC is a party have been duly authorized by all necessary corporate action on the part of ROC, subject to approval of this Agreement pursuant to the ROC Stockholder Approvals. This Agreement and the ROC Option Agreement have been duly executed and delivered by ROC and constitute valid and binding obligations of ROC, enforceable against ROC in accordance with their terms. The ROC Principal Proxies have been duly executed and delivered by the ROC Principals and constitute valid and binding proxies of the ROC Principals enforceable in accordance with their terms. Except as set forth in SCHEDULE 3.1(d) to the ROC Disclosure Letter, the execution and delivery of this Agreement and the ROC Option Agreement by ROC do not, and the consummation of the Transactions contemplated hereby and thereby to which ROC is a party and compliance by ROC with the provisions of this Agreement and the ROC Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ROC or any ROC Subsidiary under, (i) the Charter or By-laws of ROC or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any ROC Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to ROC or any ROC Subsidiary or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "LAWS") applicable to ROC or any ROC Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a ROC Material Adverse Effect or (y) prevent the consummation of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "GOVERNMENTAL ENTITY"), is required by or with respect to ROC or any ROC Subsidiary in connection with the execution and delivery of this Agreement or the ROC Option Agreement by ROC or the consummation by ROC of the other Transactions contemplated hereby and thereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a joint proxy statement relating to the approval by ROC stockholders of the Merger, this Agreement and the other Transactions contemplated by this Agreement and the approval by Chateau stockholders of the issuance of the Merger Consideration to the ROC stockholders (as amended or supplemented from time to time, the "PROXY STATEMENT") and a registration statement relating to the issuance of the Merger Consideration (the "REGISTRATION STATEMENT") and (y) such reports under Section 13(a) and Section 14 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland, (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined below) and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in SCHEDULE 3.1(d) to the ROC Disclosure Letter or (A) as may be required under (x) federal, state, local or foreign environmental laws or
(y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions contemplated by this Agreement or otherwise prevent ROC from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a ROC Material Adverse Effect.

         (e)  SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.
ROC has filed all required reports, schedules, forms, statements and other documents with the SEC since August 18, 1993 (the "ROC SEC DOCUMENTS"). All of the ROC SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such ROC SEC Documents. None of the ROC SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed ROC SEC Documents. Other than as set forth in SCHEDULE 3.1(e) to the ROC Disclosure Letter, there is no unresolved violation, criticism or exception by any Governmental Entity of which ROC has received written notice with respect to any ROC report or statement which, if resolved in a manner unfavorable to ROC, could have a ROC Material Adverse Effect. The consolidated financial statements of ROC included in the ROC SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of ROC and the ROC Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as set forth in the ROC Filed SEC Documents (as defined below), in SCHEDULE 3.1(e) to the ROC Disclosure Letter or as permitted by Section 4.1 (for the purposes of this sentence, as if Section 4.1 had been in effect since December 31, 1995), neither ROC nor any ROC Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of ROC or in the notes thereto and which, individually or in the aggregate, would have a ROC Material Adverse Effect.

         (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the ROC SEC Documents filed and publicly available prior to the date of this Agreement (referred to collectively as the "ROC FILED SEC DOCUMENTS") or in
SCHEDULE 3.1(f) to the ROC Disclosure Letter, since the date of the most recent financial statements included in the ROC Filed SEC Documents (the "FINANCIAL STATEMENT DATE") and to the date of this Agreement, ROC and the ROC Subsidiaries have conducted their business only in the ordinary course and there has not been
(i) any material adverse change in the business, financial condition or results of operations of ROC and the ROC Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in Economic Losses (as defined in Section 6.2 below) of $5,000,000 or more (a "ROC MATERIAL ADVERSE CHANGE"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a ROC Material Adverse Change, (ii) except for regular quarterly dividends not in excess of $.425 per share of ROC Stock, with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of ROC's capital stock, (iii) any split, combination or reclassification of any of ROC's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any ROC Subsidiary except as permitted by Section 4.1, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a ROC Material Adverse Effect or (v) any change in accounting methods, principles or practices by ROC or any ROC Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the ROC Filed SEC Documents or required by a change in GAAP.

         (g) LITIGATION. Except as disclosed in the ROC Filed SEC Documents or in SCHEDULE 3.1(g) to the ROC Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of ROC and the ROC Subsidiaries which are covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of ROC, threatened against or affecting ROC or any ROC Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a ROC Material Adverse Effect or (ii) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ROC or any ROC Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         (h)  ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

           (i)     Except as disclosed in the ROC Filed SEC Documents or in
SCHEDULE 3.1(h)(i) to the ROC Disclosure Letter and except as permitted by
Section 4.1 (for the purpose of this sentence, as if Section 4.1 had been in effect since December 31, 1995), since the date of the most recent audited financial statements included in the ROC Filed SEC Documents, there has not been any adoption or amendment in any material respect by ROC or any ROC Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of ROC or any ROC Subsidiary or any person affiliated with ROC under Section 414(b), (c), (m) or (o) of the Code (collectively, "ROC BENEFIT PLANS").

          (ii)     Except as described in the ROC Filed SEC Documents or in
SCHEDULE 3.1(h)(ii) to the ROC Disclosure Letter or as would not have a ROC Material Adverse Effect, (A) all ROC Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and
(B) neither ROC nor any ROC Subsidiary has any liabilities or obligations with respect to any such ROC Benefit Plan, whether accrued, contingent or otherwise (other than obligations to make contributions and pay benefits and administrative costs incurred in the ordinary course), nor to the knowledge of ROC are any such liabilities or obligations expected to be incurred. Except as set forth in SCHEDULE 3.1(h)(ii) to the ROC Disclosure Letter, the execution of, and performance of the Transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any ROC Benefit Plan, policy, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to ROC or the ROC Subsidiaries are the agreement and policies specifically referred to in SCHEDULE 3.1(h)(ii) to the ROC Disclosure Letter.

         (i)  TAXES.

           (i) Each of ROC and each ROC Subsidiary has timely filed all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. ROC and each ROC Subsidiary have paid (or ROC has paid on their behalf), within the time and manner prescribed by law, all Taxes that are due and payable. Except as disclosed in SCHEDULE 3.1(i)(i) to the ROC Disclosure Letter, the federal, state and local income, sales and franchise tax returns of ROC and each ROC Subsidiary have not been audited by any Governmental Entity responsible for tax matters (a "TAXING AUTHORITY"). There are no Tax liens upon the assets of ROC or any ROC Subsidiary. The most recent financial statements contained in the ROC Filed SEC Documents reflect an adequate reserve for all material Taxes payable by ROC and by each ROC Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the Financial Statement Date, ROC has incurred no liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither ROC nor any ROC Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. Except as set forth in SCHEDULE 3.1(i)(i) to the ROC Disclosure Letter, to the knowledge of ROC, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon ROC. To the knowledge of ROC, no deficiencies for any Taxes have been proposed, asserted or assessed against ROC or any of the ROC Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. As used in this Agreement, "TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (ii) ROC (A) for all of its taxable years commencing with 1993 through the most recent December 31, has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for its tax year ending December 31, 1996, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to ROC's knowledge, no such challenge is pending or threatened.

         (j) NO LOANS OR PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as set forth in SCHEDULE 3.1(j) to the ROC Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee or director, (ii) employment or severance contract,
(iii) other agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of any of the Transactions with respect to any employee, officer or director of ROC or any ROC Subsidiary or
(iv) any agreement to appoint or nominate any person as a director of ROC or Chateau.

         (k) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than PaineWebber Incorporated ("PAINEWEBBER"), the fees and expenses of which, as set forth in an amended letter agreement between ROC and PaineWebber, have previously been disclosed to Chateau and will be paid by ROC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ROC or any ROC Subsidiary.

         (l) COMPLIANCE WITH LAWS. Except as disclosed in the ROC Filed SEC Documents and except as set forth in SCHEDULE 3.1(l) to the ROC Disclosure Letter, neither ROC nor any of the ROC Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a ROC Material Adverse Effect.

         (m)  CONTRACTS; DEBT INSTRUMENTS.

           (i) Neither ROC nor any ROC Subsidiary is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or license, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in SCHEDULE 3.1(m)(i) to the ROC Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a ROC Material Adverse Effect. The properties identified in SCHEDULE 3.1(m) to the ROC Disclosure Letter are manufactured housing communities owned by various entities affiliated with the Windsor Corporation (collectively the "WINDSOR ENTITIES") and managed by ROC pursuant to that certain Master Property Management Agreement dated July 31, 1990 ("WINDSOR AGREEMENT") between the Windsor Entities and Windsor Asset Management, Inc. ("WAMI"), the terms of which Windsor Agreement have been replaced by the terms of that certain Master Agreement dated November 15, 1991 between ROC Properties, Inc. and WAMI (the "AMENDED WINDSOR AGREEMENT"), which

Amended Windsor Agreement has an initial term through November 30, 1998 is valid, binding and in full force and effect without amendment or modification (except as set forth herein), and is enforceable against the Windsor Entities and ROC in accordance with its terms.

          (ii) Except for any of the following expressly identified in the most recent financial statements contained in the ROC Filed SEC Documents and except as permitted by Section 4.1, SCHEDULE 3.1(m)(ii) to the ROC Disclosure Letter sets forth (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of ROC or any of the ROC Subsidiaries in an aggregate principal amount in excess of $2,000,000 per item is outstanding or may be incurred and
(B) the respective principal amounts outstanding thereunder on June 30, 1996. For purposes of this Section 3.1(m)(ii) and Section 3.2(m)(ii), "INDEBTEDNESS" shall mean, with respect to any person, without duplication, (A) all indebtedness of such person for borrowed money, whether secured or unsecured,
(B) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (C) all capitalized lease obligations of such person, (D) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (E) all guarantees of such person of any such indebtedness of any other person and (F) any agreements to provide any of the foregoing.

         (iii) SCHEDULE 3.1(m)(iii) to the ROC Disclosure Letter sets forth a complete list of each consulting agreement between ROC and any ROC Subsidiary, including the annual compensation payable thereunder and the date as of which such consulting agreement expires.

         (n) ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 3.1(n) to the ROC Disclosure Letter or in the environmental audits/reports listed thereon, each of ROC and each ROC Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below) and each of ROC and each ROC Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Law. Except as disclosed in SCHEDULE 3.1(n) to the ROC Disclosure Letter or in the environmental audits/reports listed thereon:

           (i) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by ROC or any ROC Subsidiary to have any license, permit, authorization, approval or consent from Governmental Entities required under any applicable Environmental Law in connection with the conduct of the business or operations of

ROC or any ROC Subsidiary or with respect to any treatment, storage, recycling, transportation, disposal or "release" as defined in 42 U.S.C. Section 9601(22) ("RELEASE"), by ROC or any ROC Subsidiary of any Hazardous Material (as defined below).

          (ii) Neither ROC nor any ROC Subsidiary nor any prior owner or lessee of any property now or previously owned or leased by ROC or any ROC Subsidiary has handled any Hazardous Material on any property now or previously owned or leased by ROC or any ROC Subsidiary; and, without limiting the foregoing, (A) no polychlorinated biphenyl is or has been present, (B) no friable asbestos is or has been present, (C) there are no underground storage tanks, active or abandoned and (D) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any property now or previously owned or leased by ROC or any ROC Subsidiary, during any period that ROC or any ROC Subsidiary owned or leased such property or, to the knowledge of ROC and its Subsidiaries, prior thereto.

         (iii) Neither ROC nor any ROC Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against ROC or any ROC Subsidiary for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA").

          (iv) No oral or written notification of a Release of a Hazardous Material has been filed or should have been filed by or on behalf of ROC or any ROC Subsidiary and no property now or previously owned or leased by ROC or any ROC Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

           (v) There are no Liens arising under or pursuant to any Environmental Law on any real property owned or leased by ROC or any ROC Subsidiary, and no action of any Governmental Entity has been taken or, to the knowledge of ROC and its Subsidiaries, is in process which could subject any of such properties to such Liens, and neither ROC nor any ROC Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

          (vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, ROC or any ROC Subsidiary in relation to any property or facility now or previously owned, leased or managed by ROC or any ROC Subsidiary which have not been listed in SCHEDULE 3.1(n) to the ROC Disclosure

Letter and made available to Chateau prior to the execution of this Agreement.

         (vii)     As used herein:

              (A) "ENVIRONMENTAL LAW" means any Law of any Governmental Entity relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material; and

              (B) "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Entity.

         (o) TANGIBLE PROPERTY AND ASSETS. Except as disclosed in SCHEDULE 3.1(o) to the ROC Disclosure Letter, ROC and its Subsidiaries have good and marketable fee simple title to, or have valid leasehold interests in, those manufactured home communities described in SCHEDULE 3.1(o) to the ROC Disclosure Letter, free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any easement, restriction or minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of ROC or any such ROC Subsidiary.

         (p)  BOOKS AND RECORDS.

           (i) The books of account and other financial records of ROC and each ROC Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the ROC Filed SEC Documents.

          (ii) ROC has previously delivered or made available to Chateau true and correct copies of the Charter and By-laws of ROC, as amended to date, and the charter, by-laws, organization documents, partnership agreements and joint venture agreements of its Subsidiaries, and all amendments thereto. All such documents are listed in SCHEDULE 3.1(p)(iii) to the ROC Disclosure Letter. ROC has also delivered to Chateau a copy of a binder for its Director and Officer liability insurance policy.

         (iii) The minute books and other records of corporate or partnership proceedings of ROC and each ROC Subsidiary that had previously been made available to Chateau in connection with the execution of the Original Agreement, contained, as of the date of the Original Agreement, in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of ROC and the ROC Subsidiaries which are corporations.

         (q) OPINION OF FINANCIAL ADVISOR. ROC has received the opinion of PaineWebber, satisfactory to ROC, a signed version dated September 17, 1996 of which will be provided to Chateau, with regard to the fairness of the Merger to the stockholders of ROC from a financial point of view.

         (r) STATE TAKEOVER STATUTES. No Takeover Statute (as defined below) of the State of Maryland, including, without limitation, the control share acquisition provisions of Section 3-701 ET SEQ. of the MGCL or the business combination provisions of Section 3-601 ET SEQ. of the MGCL, applies or purports to apply to the Merger, this Agreement or any of the Transactions.

         (s) REGISTRATION STATEMENT. The information furnished by ROC for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         (t) VOTE REQUIRED. The affirmative vote of at least two-thirds of the outstanding shares of ROC Common Stock is the only vote of the holders of any class or series of ROC's capital stock necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the other Transactions contemplated hereby.

         SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF CHATEAU. Chateau represents and warrants to ROC as follows:

         (a) ORGANIZATION, STANDING AND CORPORATE POWER OF CHATEAU. Chateau is a corporation duly organized and validly existing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. Chateau is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Chateau and the Chateau Subsidiaries (as defined below), taken as a whole (a "CHATEAU MATERIAL ADVERSE EFFECT").

         (b) CHATEAU SUBSIDIARIES. SCHEDULE 3.2(b) to the Chateau Disclosure Letter sets forth each Chateau Subsidiary (as defined below) and the ownership interest therein of Chateau. Except as set forth in SCHEDULE 3.2(b) to the Chateau Disclosure Letter, (i) all the outstanding shares of capital stock of each Chateau Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are owned by Chateau, by another Chateau Subsidiary or by Chateau and another Chateau Subsidiary, free and clear of all Liens and (ii) all equity interests in each Chateau Subsidiary that is a partnership (other than the Operating Partnership) or limited liability company or trust are owned by Chateau or by Chateau and another Chateau Subsidiary free and clear of all Liens. Except for the capital stock of or other equity interests in the Chateau Subsidiaries and as provided in Section 4.2(e), Chateau does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $250,000 in any Person or which represents 10% or more of the outstanding capital stock or other ownership interest of any class in any Person. Each Chateau Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Chateau Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Chateau Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, would not have a Chateau Material Adverse Effect.

         (c) CAPITAL STRUCTURE. The authorized capital stock of Chateau consists of 30,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (the "CHATEAU PREFERRED STOCK"). On the date hereof, (i) 6,099,710 shares of Common Stock and no shares of Chateau Preferred Stock were issued and outstanding, (ii) 366,600 shares of Common Stock were available for grant under Chateau's 1993 Long Term Incentive Plan (the "CHATEAU PLAN"), (iii) 619,150 shares of Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of Common Stock granted to Chateau employees and directors under the Chateau Plan (the "CHATEAU STOCK OPTIONS"), and

(iv) 8,836,310 shares of Common Stock were reserved for issuance upon exchange of OP Units for shares of Common Stock pursuant to the Operating Partnership Agreement. On the date of this Agreement, except as set forth in this Section 3.2(c), no shares of capital stock or other voting securities of Chateau were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of Chateau. All outstanding shares of capital stock of Chateau are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
There are no bonds, debentures, notes or other indebtedness of Chateau having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Chateau may vote. Chateau's Percentage Interest (as defined in the Operating Partnership Agreement) in the Operating Partnership is 40.84%. The OP Units consist of
(i) 5,046,303 Exchangeable OP Units (as defined in the Operating Partnership Agreement) which together represent a 33.79% Percentage Interest in the Operating Partnership and are exchangeable for Common Stock on a one-for-one basis into an aggregate of 5,046,303 shares of Common Stock in accordance with the terms of the Operating Partnership Agreement, subject to adjustment as provided in the Operating Partnership Agreement, and (ii) 3,720,182 Excess OP Units (as defined in the Operating Partnership Agreement) which together represent a 25.37% Percentage Interest in the Operating Partnership and are not exchangeable except in accordance with the Operating Partnership Agreement.
SCHEDULE 3.2(c) to the Chateau Disclosure Letter sets forth the name, address, number of Exchangeable OP Units and Excess Units and the Percentage Interest of each partner in the Operating Partnership. Except (A) for the Chateau Stock Options and OP Units (which, subject to certain restrictions, may be delivered to Chateau in exchange for Common Stock), (B) as set forth in SCHEDULE 3.2(c) to the Chateau Disclosure Letter, (C) as otherwise permitted under Section 4.2, and
(d) as contemplated under Chateau's dividend reinvestment plan, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Chateau or any Chateau Subsidiary is a party or by which such entity is bound, obligating Chateau or any Chateau Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Chateau or of any Chateau Subsidiary or obligating Chateau or any Chateau Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except (x) as set forth in
SCHEDULE 3.2(c) to the Chateau Disclosure Letter and (y) as required under the Operating Partnership Agreement, there are no outstanding contractual obligations of Chateau or any Chateau Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other ownership interests in Chateau or any Chateau Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person other than the Operating Partnership.

         (d) AUTHORITY; NONCONTRAVENTION; CONSENTS. Chateau has the requisite corporate power and authority to enter into this Agreement and, subject to approval by the requisite vote of the holders of the Common Stock required to approve the issuance of the Merger Consideration to the ROC stockholders (the "CHATEAU STOCKHOLDER APPROVALS" and, together with the ROC Stockholder Approvals, the "STOCKHOLDER APPROVALS"), to consummate the transactions contemplated by this Agreement to which Chateau is a party. Chateau has the requisite corporate power and authority to enter into the Chateau Option Agreement and to consummate the Transactions contemplated thereby to which Chateau is a party. The execution and delivery of this Agreement and the Chateau Option Agreement by Chateau and the consummation by Chateau of the Transactions contemplated hereby and thereby to which Chateau is a party have been duly authorized by all necessary corporate action on the part of Chateau, subject to the approval of the issuance of the Merger Consideration to the ROC stockholders pursuant to the Chateau Stockholder Approvals. The execution and delivery of the Operating Partnership Agreement Amendment has been duly authorized by Chateau and by all other necessary partnership action, the Operating Partnership Agreement Amendment will constitute a valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms. This Agreement and the Chateau Option Agreement have been duly executed and delivered by Chateau and constitute valid and binding obligations of Chateau, enforceable against Chateau in accordance with their terms. The Chateau Principal Proxies have been duly executed and delivered by the Chateau Principals and constitute valid and binding proxies of the Chateau Principals enforceable in accordance with their terms. Except as set forth in SCHEDULE 3.2(d) to the Chateau Disclosure Letter, the execution and delivery of this Agreement and the Chateau Option Agreement by Chateau do not, and the consummation of the Transactions contemplated hereby and thereby to which Chateau is a party and compliance by Chateau with the provisions of this Agreement and the Chateau Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Chateau or any Chateau Subsidiary under, (i) the Charter or By-laws of Chateau or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Chateau Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Chateau or any Chateau Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Chateau or any Chateau Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Chateau Material Adverse

Effect or (y) prevent the consummation of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Chateau or any Chateau Subsidiary in connection with the execution and delivery of this Agreement or the Chateau Option Agreement by Chateau or the consummation by Chateau of any of the Transactions contemplated hereby and thereby, except for
(i) the filing with the SEC of (x) the Proxy Statement and the Registration Statement and (y) such reports under Section 13(a) and Section 14 of the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland, (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in SCHEDULE 3.2(d) to the Chateau Disclosure Letter or (A) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions contemplated by this Agreement or otherwise prevent Chateau from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Chateau Material Adverse Effect.

         (e) SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Chateau has filed all required reports, schedules, forms, statements and other documents with the SEC since November 16, 1993 and the Operating Partnership has filed all required reports, schedules, forms, statements, and other documents with the SEC since March 2, 1995 (collectively, the "CHATEAU SEC DOCUMENTS"). All of the Chateau SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Chateau SEC Documents. None of the Chateau SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Chateau SEC Documents. Other than as set forth in
SCHEDULE 3.2(e) to the Chateau Disclosure Letter, there is no unresolved violation, criticism or exception by any Governmental Entity of which Chateau or the Operating Partnership has received written notice with respect to any Chateau or Operating Partnership report or statement which, if resolved in a manner unfavorable to Chateau or the Operating Partnership, could have a Chateau Material Adverse Effect. The consolidated financial statements of Chateau and the Operating Partnership included in the Chateau SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with

GAAP (except, in the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of Chateau and the Chateau Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as set forth in the Chateau Filed SEC Documents (as defined below), in SCHEDULE 3.2(e) to the Chateau Disclosure Letter or as permitted by Section 4.2 (for the purposes of this sentence, as if Section 4.2 had been in effect since December 31, 1995), neither Chateau nor any Chateau Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Chateau or the Operating Partnership or in the notes thereto and which, individually or in the aggregate, would have a Chateau Material Adverse Effect.

         (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Chateau SEC Documents filed and publicly available prior to the date of this Agreement (referred to collectively as the "CHATEAU FILED SEC DOCUMENTS") or in
SCHEDULE 3.2(f) to the Chateau Disclosure Letter, since the date of the most recent financial statements included in the Chateau Filed SEC Documents (the "CHATEAU FINANCIAL STATEMENT DATE") and to the date of this Agreement, Chateau and the Chateau Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any material adverse change in the business, financial condition or results of operations of Chateau and the Chateau Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in Economic Losses (as defined in Section 6.3 below) of $5,000,000 or more (a "CHATEAU MATERIAL ADVERSE CHANGE"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Chateau Material Adverse Change, (ii) except for (A) regular quarterly dividends (in the case of Chateau) not in excess of $.425 per share of Common Stock, (B) regular quarterly distributions (in the case of the Operating Partnership) not in excess of $.425 per OP Unit and (C) any distributions by any Chateau Subsidiaries (other than the Operating Partnership) to other Chateau Subsidiaries or to Chateau, in each case with customary record and payment dates, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Chateau's capital stock or any OP Units, (iii) any split, combination or reclassification of any of Chateau's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in any Chateau Subsidiary, except as permitted by Section 4.2, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Chateau Material Adverse Effect or (v) any change in accounting methods, principles or practices by Chateau or any Chateau Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Chateau Filed SEC Documents or required by a change in GAAP.

         (g) LITIGATION. Except as disclosed in the Chateau Filed SEC Documents or in SCHEDULE 3.2(g) of the Chateau Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Chateau or the Chateau Subsidiaries which are covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of Chateau, threatened against or affecting Chateau or any Chateau Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Chateau Material Adverse Effect or (ii) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Chateau or any Chateau Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         (h)  ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

           (i)     Except as disclosed in the Chateau Filed SEC Documents or in
SCHEDULE 3.2(h)(i) to the Chateau Disclosure Letter and except as permitted by
Section 4.2 (for the purpose of this sentence, as if Section 4.2 had been in effect since December 31, 1995), since the date of the most recent audited financial statements included in the Chateau Filed SEC Documents, there has not been any adoption or amendment in any material respect by Chateau or any Chateau Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Chateau or any Chateau Subsidiary or any person affiliated with Chateau under Section 414(b), (c), (m) or (o) of the Code (collectively, "CHATEAU BENEFIT PLANS").

          (ii)     Except as described in the Chateau Filed SEC Documents or in
SCHEDULE 3.2(h)(ii) to the Chateau Disclosure Letter or as would not have a Chateau Material Adverse Effect, (A) all Chateau Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither Chateau nor any Chateau Subsidiary has any liabilities or obligations with respect to any such Chateau Benefit Plans, whether accrued, contingent or otherwise (other than obligations to make contributions and pay benefits and administrative costs incurred in the ordinary course), nor to the knowledge of Chateau are any such liabilities or obligations expected to be incurred. Except as set forth in SCHEDULE 3.2(h)(ii) to the Chateau Disclosure Letter, the execution of, and performance of the Transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any Chateau Benefit Plan, policy, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to Chateau or the Chateau Subsidiaries are the agreement and policies specifically referred to in SCHEDULE 3.2(h)(ii) to the Chateau Disclosure Letter.

         (i)  TAXES.

           (i) Each of Chateau and each Chateau Subsidiary (including the Operating Partnership) has timely filed with the appropriate taxing authority all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. Chateau and each Chateau Subsidiary (including the Operating Partnership) have paid (or Chateau has paid on their behalf), within the time and manner prescribed by law, all Taxes that are due and payable. Except as disclosed in SCHEDULE 3.2(i)(i) to the Chateau Disclosure Letter, the federal, state and local income, sales and franchise tax returns of Chateau and each Chateau Subsidiary have not been audited by any Taxing Authority. There are no Tax liens upon the assets of Chateau or any Chateau Subsidiary. The most recent financial statements contained in the Chateau Filed SEC Documents reflect an adequate reserve for all material Taxes payable by Chateau and by each Chateau Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the Chateau Financial Statement Date, Chateau has incurred no liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither Chateau nor any Chateau Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. Except as set forth in
SCHEDULE 3.2(i)(i) to the Chateau Disclosure Letter, to the knowledge of Chateau, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Chateau. To the knowledge of Chateau, no deficiencies for any Taxes have been proposed, asserted or assessed against Chateau or any of the Chateau Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

          (ii) Chateau (A) for all of its taxable years commencing with 1993 through the most recent December 31, has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for its tax year ending December 31, 1996, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to Chateau's knowledge, no such challenge is pending or threatened. The Operating Partnership has at all times, and each other Chateau Subsidiary which is a partnership or files Tax Returns as a partnership for federal income tax purposes has since its acquisition by Chateau, been classified for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

         (j) NO LOANS OR PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as set forth in SCHEDULE 3.2(j) to the Chateau Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee or director, (ii) employment or severance contract,
(iii) other agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of any of the Transactions with respect to any employee, officer or director of Chateau or any Chateau Subsidiary or (iv) any agreement to appoint or nominate any person as a director of Chateau.

         (k) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. ("MERRILL LYNCH") and Goldman Sachs & Co. ("GOLDMAN"), the fees and expenses of which, as set forth in separate letter agreements between Chateau and Merrill Lynch and Chateau and Goldman, respectively, have previously been disclosed to ROC and will be paid by Chateau, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Chateau or any other Chateau Subsidiary.

         (l) COMPLIANCE WITH LAWS. Except as disclosed in the Chateau Filed SEC Documents and except as set forth in SCHEDULE 3.2(l) to the Chateau Disclosure Letter, neither Chateau nor any of the Chateau Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Chateau Material Adverse Effect.

         (m)  CONTRACTS; DEBT INSTRUMENTS.

           (i) Neither Chateau nor any Chateau Subsidiary is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or license, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in
SCHEDULE 3.2(m)(i) to the Chateau Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Chateau Material Adverse Effect.

          (ii) Except for any of the following expressly identified in the most recent financial statements contained in the Chateau Filed SEC Documents and except as permitted by Section 4.2, SCHEDULE 3.2(m)(ii) to the Chateau Disclosure Letter sets forth (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Chateau or any of the Chateau Subsidiaries in an aggregate principal amount in excess of $2,000,000 per item is outstanding or may be incurred and (B) the respective principal amounts outstanding thereunder on June 30, 1996.

         (iii) SCHEDULE 3.2(m)(iii) to the Chateau Disclosure Letter sets forth a complete list of each agreement (including a description thereof) made by Chateau and/or any Chateau Subsidiary with a limited partner of the Operating Partnership relating to any commitment to maintain any specific debt allocations or permit any such limited partner to take any action to assure any debt allocation.

          (iv) SCHEDULE 3.2(m)(iv) to the Chateau Disclosure Letter sets forth a complete list of each consulting agreement between Chateau and any Chateau Subsidiary, including the annual compensation payable thereunder and the date as of which such consulting agreement expires.

         (n) OPERATING PARTNERSHIP AGREEMENT. The execution and delivery of the Operating Partnership Agreement has been duly authorized, executed and delivered by Chateau. Assuming due execution by the limited partners of the Operating Partnership, the Operating Partnership Agreement constitutes a valid and binding obligation of Chateau enforceable against Chateau in accordance with its terms.

         (o) ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 3.2(o) to the Chateau Disclosure Letter or in the environmental audits/reports listed thereon, each of Chateau and each Chateau Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law, and each of Chateau and each Chateau Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Law. Except as disclosed in SCHEDULE 3.2(o) to the Chateau Disclosure Letter or in the environmental audits/reports listed thereon:

           (i) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by Chateau or any Chateau Subsidiary to have any license, permit, authorization, approval or consent from Governmental Entities required under any applicable Environmental Law in connection with the conduct of the business or operations of

Chateau or any Chateau Subsidiary or with respect to any Release by Chateau or any Chateau Subsidiary of any Hazardous Material.

          (ii) Neither Chateau nor any Chateau Subsidiary nor any prior owner or lessee of any property now or previously owned or leased by Chateau or any Chateau Subsidiary has handled any Hazardous Material on any property now or previously owned or leased by Chateau or any Chateau Subsidiary; and, without limiting the foregoing, (A) no polychlorinated biphenyl is or has been present,
(B) no friable asbestos is or has been present, (C) there are no underground storage tanks, active or abandoned and (D) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any property now or previously owned or leased by Chateau or any Chateau Subsidiary, during any period that Chateau or any Chateau Subsidiary owned or leased such property or, to the knowledge of Chateau and its Subsidiaries, prior thereto.

         (iii) Neither Chateau nor any Chateau Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against Chateau or any Chateau Subsidiary for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

          (iv) No oral or written notification of a Release of a Hazardous Material has been filed or should have been filed by or on behalf of Chateau or any Chateau Subsidiary and no property now or previously owned or leased by Chateau or any Chateau Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

           (v) There are no Liens arising under or pursuant to any Environmental Law on any real property owned or leased by Chateau or any Chateau Subsidiary, and no action of any Governmental Entity has been taken or, to the knowledge of Chateau and its Subsidiaries, is in process which could subject any of such properties to such Liens, and neither Chateau nor any Chateau Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

          (vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Chateau or any Chateau Subsidiary in relation to any property or facility now or previously owned or leased by Chateau or any Chateau Subsidiary which have not been listed in SCHEDULE 3.2(o) to the Chateau Disclosure Letter and made available to ROC prior to the execution of this Agreement.

         (p) TANGIBLE PROPERTY AND ASSETS. Except as disclosed in SCHEDULE 3.2(p) to the Chateau Disclosure Letter, Chateau and its Subsidiaries have good and marketable fee simple title to, or have valid leasehold interests in, those manufactured housing communities described in the Chateau Disclosure Letter, free and clear of all Liens other than (i) any statutory Lien arising in SCHEDULE 3.2(p) to the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any easement, restriction or minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of Chateau or any such Chateau Subsidiary.

         (q)  BOOKS AND RECORDS.

           (i) The books of account and other financial records of Chateau and each Chateau Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Chateau Filed SEC Documents.

          (ii) Chateau has previously delivered or made available to ROC true and correct copies of the Charter and By-laws of Chateau, as amended to date, and the charter, by-laws, organization documents, partnership agreements and joint venture agreement of its Subsidiaries, and all amendments thereto. All such documents are listed in SCHEDULE 3.2(q)(ii) to the Chateau Disclosure Letter. Chateau has also delivered to ROC evidence of its Director and Officer liability insurance policy.

         (iii) The minute books and other records of corporate or partnership proceedings of Chateau and each Chateau Subsidiary that had previously been made available to ROC in connection with the execution of the Original Agreement, contained, as of the date of the Original Agreement, in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of Chateau and the Chateau Subsidiaries which are corporations.

         (r) OPINION OF FINANCIAL ADVISORS. Chateau has received the opinion of each of Merrill Lynch and Goldman, satisfactory to Chateau, a signed version of each of which will be provided to ROC, with regard to the fairness of the Merger and the issuance of the Merger Consideration to the ROC stockholders to Chateau and the stockholders of Chateau from a financial point of view.

         (s) STATE TAKEOVER STATUTES. No Takeover Statute of the State of Maryland, including, without limitation, the control share acquisition provisions of Section 3-701 ET SEQ. of the MGCL or the business combination provisions of Section 3-601 ET SEQ. of the MGCL, applies or purports to apply to the Merger, this Agreement or any of the Transactions.

         (t) REGISTRATION STATEMENT. The information furnished by Chateau for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         (u) VOTE REQUIRED. The affirmative vote of holders representing a majority of the shares of Common Stock present (in person or represented by proxy) at the Chateau Stockholders Meeting (as herein defined) (assuming the total vote cast represents at least a majority of the outstanding shares of Common Stock as of the record date for the Chateau Stockholders Meeting) is the only vote of the holders of any class or series of Chateau's capital stock necessary (under applicable law, rules of the NYSE or otherwise) to approve the issuance of the Merger Consideration to the ROC stockholders.


                                      ARTICLE IV

                                      COVENANTS

         SECTION 4.1 CONDUCT OF BUSINESS BY ROC. During the period from the date of this Agreement to the Effective Time, ROC shall, and shall cause the ROC Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply:
During the period from the date of this Agreement to the Effective Time, except as set forth in SCHEDULE 4.1 to the ROC Disclosure Letter or as otherwise contemplated by this Agreement, ROC shall not and shall cause the ROC Subsidiaries not to (and not to authorize or commit or agree to):

         (a) (i) except for regular quarterly dividends not in excess of $.405 per share of ROC Stock (which may be increased to an amount not in excess of $.425 per share of ROC Stock upon prior notice to Chateau) with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of ROC's capital stock or stock in any ROC Subsidiary that is not directly or indirectly wholly owned by ROC,
(ii) except as permitted by Section 4.1(e), split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) except as permitted by Section 4.1(e), purchase, redeem or otherwise acquire any shares of capital stock of ROC;

         (b) except (i) as permitted under Section 4.1(e), (ii) for the adoption by ROC of a stockholder's rights plan (which plan can be withdrawn upon consummation of the Merger and does not materially and adversely affect, in the reasonable judgment of the ROC Board, the prospects for consummation of the Merger and the other Transactions or the economic impact of the Merger on the Chateau stockholders) and the issuance of rights or securities by ROC under such plan, (iii) for the ROC Option Agreement and the exercise of outstanding ROC Stock Options, or (iv) for the issuance of up to 1,000,000 shares of capital stock by ROC in a cash transaction subject to Section 5.21, issue, deliver or sell, or grant any option or other right, in respect of, any shares of capital stock, any other voting or redeemable securities of ROC or any ROC Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to ROC or a ROC Subsidiary;

         (c) except as otherwise contemplated by this Agreement or amendments to the Charter or By-Laws of ROC that do not materially and adversely affect, in the reasonable judgment of the ROC Board, the prospects for consummation of the Merger and the other Transactions or the economic impact of the Merger on the Chateau stockholders, amend the Charter, By-laws, partnership agreement or other comparable charter or organizational documents of ROC or any ROC Subsidiary;

         (d) except as permitted by Section 4.1(e), in the case of ROC or any of its Subsidiaries, merge or consolidate with any Person;

         (e) (x) in a transaction involving capital, securities or other assets or indebtedness of ROC or a ROC Subsidiary or any combination thereof in excess of $10,000,000, without providing to Chateau in each case reasonable prior written notice of and an opportunity to consult in connection with such transaction or (y) in a transaction involving capital, securities, other assets or obligations of ROC or a ROC Subsidiary or any combination thereof in excess of $20,000,000, without obtaining the prior written consent of Chateau, which consent shall not unreasonably be withheld or delayed: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets; (ii) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing; or
(iii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ROC, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

         (f)  engage in any transactions of the types described in clauses (i),
(ii) and (iii) of paragraph (e) above, whether or not related, involving, in the aggregate, capital, securities or other assets or indebtedness of ROC or a ROC Subsidiary or any combination thereof in excess of $40,000,000, without obtaining the prior written consent of Chateau, which may be withheld for any reason or no reason;

         (g) make any tax election (unless required by law or necessary to preserve ROC's status as a REIT);

         (h) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, or
(ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $500,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with notice thereof to Chateau;

         (i) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement (other than as contemplated under Section 5.11(b)(iv)) or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

         (j) settle any stockholder derivative or class action claims arising out of or in connection with any of the Transactions; and

         (k) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers, directors or employees of ROC or any ROC Subsidiary not approved by a majority of the "independent" members of the Board of Directors of ROC.

         SECTION 4.2 CONDUCT OF BUSINESS BY CHATEAU. During the period from the date of this Agreement to the Effective Time,

Chateau shall, and shall cause the Chateau Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in SCHEDULE 4.2 to the Chateau Disclosure Letter or as otherwise contemplated by this Agreement, Chateau shall not and shall cause the Chateau Subsidiaries not to (and not to authorize or commit or agree to):

         (a) (i) except (x) in the case of Chateau, for regular quarterly dividends not in excess of $.405 per share of Common Stock (which may be increased to an amount not in excess of $.425 per share of Common Stock upon prior notice to ROC), and (y) in the case of the Operating Partnership, for regular quarterly distributions to the general and limited partners of the Operating Partnership not in excess of $.405 per OP Unit (which may be increased to an amount not in excess of $.425 per OP Unit upon prior notice to ROC), and
(z) any distributions by any other wholly owned Chateau Subsidiaries, in each case with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Chateau's capital stock or the OP Units or partnership interests or stock in any Chateau Subsidiary that is not directly or indirectly wholly owned by Chateau,
(ii) except for a one-time 3.16% Common Stock dividend (and corresponding adjustment of outstanding OP Units in accordance with the Operating Partnership Agreement) to be declared by Chateau to its stockholders of record on any date on or prior to the record date established for the Chateau Stockholders Meeting to approve the issuance of the Merger Consideration to the ROC stockholders (the payment of which, however, being conditioned on the Chateau Stockholder Approval having been obtained) or as otherwise permitted by Section 4.2(e) or as contemplated under the exchange provisions of the Operating Partnership Agreement, split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) except for the repurchase by Chateau of up to 1,500,000 shares of its Common Stock or as contemplated under the exchange provisions of the Operating Partnership Agreement or as permitted under Section 4.2(e), purchase, redeem or otherwise acquire any shares of capital stock of Chateau or OP Units or any options, warrants or rights to acquire, or security convertible into, shares of capital stock of Chateau or such OP Units;

         (b) except (i) as permitted under or required pursuant to this Agreement, (ii) Chateau's dividend reinvestment plan, (iii) Section 4.2(e), (iv) the Chateau Option Agreement, (v) for the adoption (with the consent of ROC which shall not be unreasonably withheld or delayed) by Chateau of a stockholder's rights plan and the issuance of rights or securities by Chateau under such plan, (vi) the issuance of shares of Common Stock by Chateau to its or its Subsidiaries' existing equity owners of up to the number of shares, if any, that may be repurchased by Chateau as permitted under Section 4.2(a)(ii) above (at an average price per share at least equal to the average price per share paid on such repurchase), (vii) the exercise of outstanding Chateau Stock Options or
(viii) as contemplated under the exchange provisions of the Operating Partnership Agreement, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting or redeemable securities (including OP Units or other partnership interests) of Chateau or any Chateau Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to Chateau or a Chateau Subsidiary;

         (c) except as otherwise contemplated by this Agreement or except for By-law amendments that are consented to by ROC (which consent shall not be unreasonably withheld or delayed), amend the Charter, By-laws, partnership agreement or other comparable charter or organizational documents of Chateau or any Chateau Subsidiary;

         (d) except as permitted by Section 4.2(e), in the case of Chateau, the Operating Partnership or any other Chateau Subsidiary, merge or consolidate with any Person;

         (e) (x) in a transaction involving capital, securities or other assets or indebtedness of Chateau or a Chateau Subsidiary or any combination thereof in excess of $10,000,000, without providing to ROC reasonable prior written notice of and an opportunity to consult in connection with such transaction or (y) in a transaction involving capital, securities, other assets or indebtedness of Chateau or a Chateau Subsidiary or any combination thereof in excess of $20,000,000, without obtaining the prior written consent of ROC, which consent shall not unreasonably be withheld or delayed: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets; (ii) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing; or
(iii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Chateau or any Chateau Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

         (f)  engage in any transactions of the types described in clauses (i),
(ii) and (iii) of paragraph (e) above, whether or not related, involving, in the aggregate, capital, securities or other assets or obligations of Chateau or a Chateau Subsidiary or any combination thereof in excess of $40,000,000, without obtaining the prior written consent of ROC, which consent may be withheld for any reason or no reason;

         (g) make any tax election (unless required by law or necessary to preserve Chateau's status as a REIT or the status of the Operating Partnership as a partnership for federal tax purposes);

         (h) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Chateau Financial Statement Date, or
(ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $500,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with notice thereof to ROC;

         (i) except as provided in this Agreement or by a severance plan that, by its terms, terminates upon consummation of the Merger, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement (other than as contemplated under Section 5.11(b)(iv)) or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

         (j) settle any stockholder derivative or class action claims arising out of or in connection with any of the Transactions; and

         (k) except as provided in this Agreement or by a severance plan that, by its terms, terminates upon consummation of the Merger, enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers, directors or employees of Chateau or any Chateau Subsidiary not approved by a majority of the "independent" members of the Board of Directors of Chateau.

         SECTION 4.3 OTHER ACTIONS. Each of ROC and Chateau shall not and shall cause its respective subsidiaries not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 7.1, any of the conditions to the Merger set forth in
Article VI not being satisfied.


                                      ARTICLE V

                                 ADDITIONAL COVENANTS

         SECTION 5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; STOCKHOLDERS MEETINGS.

         (a) As soon as practicable following the date of this Agreement, ROC and Chateau shall prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Chateau and ROC, and ROC and Chateau will provide on a supplemental basis to the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of ROC and Chateau shall use its best efforts to (i) respond to any comments of the SEC and
(ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. ROC shall use its best efforts to mail the Proxy Statement to the ROC stockholders as promptly as practicable after the Registration Statement is declared effective; provided that ROC may delay the mailing of the Proxy Statement to the ROC Stockholders until the condition specified in Section 6.3(i) has been satisfied. Further, Chateau shall establish a record date for the Chateau Stockholders Meeting as soon as practicable following the obtainment of the ROC Stockholder Approval at the ROC Stockholders Meeting and use its best efforts to mail the Proxy Statement to the Chateau stockholders as soon as practicable thereafter. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Chateau or ROC, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC, and Chateau shall file with the

SEC and/or mailing to the stockholders of Chateau and the stockholders of ROC such amendment or supplement in a form reasonably acceptable to Chateau and ROC.

         (b) Chateau covenants that the Proxy Statement shall include the recommendation of the Board of Directors of Chateau in favor of the issuance of the Merger Consideration to the ROC stockholders; PROVIDED that the recommendation of Chateau may not be included or may be withdrawn, modified or amended if Chateau shall approve or recommend a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of Chateau determines in good faith that is in compliance with Section 7.1. ROC covenants that the Proxy Statement shall include the recommendation of the Board of Directors of ROC in favor of the approval of the Merger, this Agreement and the other Transactions contemplated hereby; PROVIDED that the recommendation of ROC may not be included or may be withdrawn, modified or amended if ROC shall approve or recommend a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of ROC determines in good faith that is in compliance with Section 7.1. Chateau shall furnish all information concerning Chateau and the holders of Common Stock as may reasonably be requested in connection with any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Common Stock pursuant to the Merger, and ROC shall furnish all information concerning ROC and the holders of ROC Stock as may be reasonably requested in connection with any such action. Chateau and ROC will use their best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the Merger and the other Transactions contemplated by this Agreement. In connection with the preparation of the Proxy Statement and the Registration Statement, Chateau shall use reasonable efforts to cause to be delivered to ROC, prior to the mailing of such Proxy Statement to ROC's stockholders and Chateau's stockholders, the opinion dated the date of the Proxy Statement of Timmis & Inman, subject to certificates, letters and assumptions, reasonably satisfactory to ROC, that (i) Chateau was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code since 1993 and (ii) the Operating Partnership has been during and since 1993 and each Chateau Subsidiary that is a partnership or limited liability company has been since its acquisition, and following the Merger shall be treated as of such date, for federal income tax purposes, as a partnership and not as a corporation or an association taxable as a corporation. In connection with the preparation of the Proxy Statement and the Registration Statement, ROC shall use reasonable efforts to cause to be delivered to Chateau, prior to the mailing of the Proxy Statement to ROC's stockholders and Chateau's stockholders, the opinion dated the date of the Proxy Statement of Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to Chateau, that (i) ROC was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code since 1993, (ii) the Financing Partnership (as defined below), following the merger of the Financing Sub (as defined below) with and into the Financing Partnership as contemplated by the Contribution Agreement, will be treated as of such date for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation and (iii) following the Merger (after giving effect thereto), Chateau's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

         (c) ROC will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "ROC STOCKHOLDERS MEETING") for the purpose of obtaining the ROC Stockholder Approvals. ROC will, through its Board of Directors, recommend to its stockholders approval of the Merger, this Agreement and the other Transactions contemplated by this Agreement; PROVIDED that prior to the ROC Stockholders Meeting such recommendation may be withdrawn, modified or amended if ROC shall approve or recommend a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of ROC determines in good faith that is in compliance with Section 7.1.

         (d) Chateau will, as soon as practicable following the obtainment of the ROC Stockholder Approval, duly call, give notice of, convene and hold a meeting of its stockholders (the "CHATEAU STOCKHOLDERS MEETING") for the purpose of obtaining the Chateau Stockholder Approvals. Chateau will, through its Board of Directors, recommend to its stockholders approval of issuance of the Merger Consideration to the ROC stockholders; PROVIDED that prior to the Chateau Stockholders Meeting such recommendation may be withdrawn, modified or amended if Chateau shall approve or recommend a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of Chateau determines in good faith that is in compliance with Section 7.1.

         SECTION 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of ROC and Chateau shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of ROC and Chateau shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of ROC and Chateau will hold, and will cause its respective subsidiaries' officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between ROC and Chateau dated as of June 4, 1996, as amended to date (as so amended, the "CONFIDENTIALITY AGREEMENT").

         SECTION 5.3    BEST EFFORTS; NOTIFICATION.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Chateau and ROC agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; PROVIDED, HOWEVER, that if either party is obliged to make expenditures, or incur costs, expenses or other liabilities to obtain the consent of any non-governmental party, it shall consult reasonably with the other party upon reasonable notice prior to making payment of any such amount, and in no event shall either ROC or Chateau make payment of any such amount in excess of $500,000 in obtaining such consents without obtaining the prior written consent of the other, which consent shall not unreasonably be withheld or delayed, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by and to fully carry out the purposes of, this Agreement; PROVIDED, HOWEVER, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 6.1(d). In connection with and without limiting the foregoing, ROC, Chateau and their respective Boards of Directors shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a "TAKEOVER STATUTE") is or becomes applicable to the Merger, this Agreement or any of the other Transactions and (ii) if any Takeover Statute becomes applicable to the Merger, this

Agreement or any other Transaction, take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other Transactions.

         (b) ROC shall give prompt notice to Chateau, and Chateau shall give prompt notice to ROC, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         SECTION 5.4 AFFILIATES. Prior to the Closing Date, ROC shall deliver to Chateau a list identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of ROC, an "affiliate" of ROC for purposes of Rule 145 under the Securities Act. ROC shall use its best efforts to cause each of such affiliate to deliver on or prior to the Closing Date a written agreement substantially in the form attached as EXHIBIT H hereto.

         SECTION 5.5 TAX TREATMENT. Each of Chateau and ROC shall use its reasonable best efforts (a) to cause the Merger and the transfer of OP Units and other property by the holders thereof to be viewed as an integrated transaction and together to qualify for federal income tax purposes as tax-free transfers by the stockholders of ROC and the transferring OP Unit holders of their shares of ROC Stock and OP Units and other property to Chateau in exchange for shares of Common Stock under Section 351 of the Code, and (b) to obtain the opinion of counsel referred to in Section 6.3(e).

         SECTION 5.6 NO SOLICITATION OF TRANSACTIONS. Subject to Section 7.1, each of Chateau and ROC shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate or solicit (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or authorize or permit any of its officers, directors, employees or agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. Each of Chateau and ROC shall notify the other in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, each of Chateau and ROC shall deliver to the other a copy of such inquiry or proposal. For purposes of this Agreement, "COMPETING TRANSACTION" shall mean any of the following (other than the Transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or similar transaction involving Chateau (or any of its Subsidiaries) or ROC (or any of its Subsidiaries), as the case may be; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of Chateau and its Subsidiaries taken as a whole or ROC and its Subsidiaries taken as a whole, as the case may be, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of Chateau (or any of its Subsidiaries) or ROC (or any of its Subsidiaries) or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         SECTION 5.7 PUBLIC ANNOUNCEMENTS. Chateau and ROC will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Transactions will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

         SECTION 5.8 LISTING. Chateau will promptly prepare and submit to the NYSE a supplemental listing application covering the Common Stock issuable in the Merger. Prior to the Effective Time, Chateau shall use its best efforts to have NYSE approve for listing, upon official notice of issuance, the Common Stock to be issued in the Merger.

         SECTION 5.9    LETTERS OF ACCOUNTANTS.

         (a) ROC shall use its reasonable best efforts to cause to be delivered to Chateau and ROC "comfort" letters of Deloitte & Touche LLP, ROC's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Chateau and ROC, in form and substance reasonably satisfactory to Chateau and ROC and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         (b) Chateau shall use its reasonable best efforts to cause to be delivered to ROC and Chateau "comfort" letters of Coopers & Lybrand L.L.P., Chateau's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to ROC and Chateau, in form and substance reasonably satisfactory to ROC and Chateau and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         SECTION 5.10 TRANSFER AND GAINS TAXES. Chateau and ROC shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains (including, without limitation, any New York State Tax on Gains Derived from Certain Real Property Transfers and New York State Real Estate Transfer Tax), sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Transactions (together with any related interests, penalties or additions to tax, "TRANSFER AND GAINS TAXES"). From and after the Effective Time, Chateau shall cause the Operating Partnership to pay or cause to be paid all Transfer and Gains Taxes.

         SECTION 5.11   BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

         (a) BENEFIT PLANS. Subject to subsections (b) and (c) below, upon and after the Effective Time, Chateau or the Operating Partnership (or their respective successors or assigns) shall provide benefits to former employees of ROC and its Subsidiaries that are not materially less favorable in the aggregate to such employees than those provided under the ROC Benefit Plans, as in effect on the date of this Agreement. With respect to any Chateau Benefit Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA in which employees of ROC or its Subsidiaries may participate, solely for purposes of determining eligibility to participate, vesting and entitlement to benefits but not for purposes of accrual of pension benefits, service with ROC or its Subsidiaries shall be treated as service with Chateau or the Operating Partnership, as the case may be; PROVIDED, HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits under both a ROC Benefit Plan or a Chateau Benefit Plan, on the one hand, and a benefit plan of Chateau, on the other hand (or is not otherwise recognized for such purposes under the benefit plans of Chateau or the Operating Partnership).

         (b)  STOCK INCENTIVE PLANS.

           (i) Immediately prior to or as of the Effective Time and solely with respect to individuals employed by ROC immediately prior to the Effective Time, ROC shall cause the ROC Stock Options to be accelerated, thereby causing the ROC Stock Options to be fully vested and immediately exercisable and solely


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

with respect to individuals employed by Chateau or the Operating Partnership immediately prior to that date, Chateau shall cause the Chateau Stock Options to be accelerated, thereby causing the Chateau Stock Options to be fully vested and immediately exercisable.

          (ii) As of the Effective Time, each outstanding ROC Stock Option shall be assumed by Chateau and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such ROC Stock Option, the same number of shares of Common Stock as the holder of such ROC Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such ROC Stock Option in full immediately prior to the Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such ROC Stock Option divided by the number of full shares of Common Stock deemed to be purchasable pursuant to such ROC Stock Option; PROVIDED, HOWEVER, that the number of shares of Common Stock that may be purchased upon exercise of such ROC Stock Option shall not include any fractional share but shall be rounded upward to the next whole number of shares.

         (iii) At the Effective Time, Chateau shall adopt a new long-term stock incentive plan (the "1996 CHATEAU PLAN") to be administered by a committee appointed by the Board of Directors. The 1996 Chateau Plan shall provide for grants of restricted stock, options and other incentive compensation to key employees and directors of Chateau and its Subsidiaries (after giving effect to the Merger as provided more fully in EXHIBIT G hereto).

         (c) EMPLOYMENT AGREEMENTS. Chateau shall prepare and execute the Employment Agreements for the executive officers named in Section 1.6 prior to the Effective Time, which Employment Agreements shall provide that they shall become effective at the Effective Time.

         (d) COOPERATION. ROC and Chateau shall cooperate in good faith with respect to the effectuation of the covenants described in subsections (b) and
(c) above.

         SECTION 5.12   INDEMNIFICATION.

         (a) (i) ROC shall, and, from and after the Effective Time, Chateau shall, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of ROC or any ROC Subsidiary (the "ROC INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of ROC or any ROC Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("ROC INDEMNIFIED LIABILITIES"), including all ROC Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Transactions, in each case to the full extent a corporation is permitted under the MGCL to indemnify its own directors or officers, as the case may be (and ROC or Chateau, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each ROC Indemnified Party to the full extent permitted by law subject to the limitations set forth in Section 5.12(a)(iii)). Chateau shall, prior to and after the Effective Time, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Chateau or any Chateau Subsidiary (the "CHATEAU INDEMNIFIED PARTIES" and, together with the ROC Indemnified Parties, the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of Chateau or any Chateau Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("CHATEAU INDEMNIFIED LIABILITIES" and, together with the ROC Indemnified Liabilities, the "INDEMNIFIED LIABILITIES"), including all Chateau Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Transactions, in each case to the full extent a corporation is permitted under the MGCL to indemnify its own directors or officers, as the case may be (and Chateau will pay expenses in advance of the final disposition of any such action or proceeding to each Chateau Indemnified Party to the full extent permitted by law subject to the limitations set forth in Section 5.12(a)(iii)).

          (ii) Any Indemnified Parties proposing to assert the right to be indemnified under this Section 5.12 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 5.12 against ROC and/or Chateau (collectively, the "INDEMNIFYING PARTIES"), notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified Parties in connection with the defense. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; PROVIDED, HOWEVER, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their officers or directors; PROVIDED, FURTHER, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless
(i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties.

         (iii) It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.


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

          (iv) The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld).

           (v) Chateau shall cause ROC's current officers' and directors' liability insurance to be continuously maintained in full force and effect without reduction of coverage for a period of four years after the Effective Time (provided that Chateau may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous).

         (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Chateau and ROC.

         SECTION 5.13 OPERATING PARTNERSHIP AGREEMENT AMENDMENT. Chateau hereby agrees that, immediately prior to the Effective Time, it shall have duly executed and delivered the Operating Partnership Agreement Amendment.

         SECTION 5.14 BY-LAWS AMENDMENT. Chateau will, prior to the Effective Time, adopt the By-law amendments to be effected at the Effective Time, as contemplated by EXHIBIT F.

         SECTION 5.15 CONTRIBUTION AGREEMENT. Immediately following the Effective Time, Chateau, ROC and the Operating Partnership shall execute and deliver the Contribution Agreement and shall perform their respective obligations thereunder.

         SECTION 5.16 PRIVATE PLACEMENT OF COMMON STOCK OF RSUB. ROC shall use its best efforts to cause 120 "accredited investors" (as defined in Rule 501(a) under the Securities Act) to purchase, on or prior to the Effective Date, one share each of RSub Common Stock, at a purchase price of $100 per share.

         SECTION 5.17 CHATEAU BOARD OF DIRECTORS. Chateau covenants that, contemporaneously with the Effective Time, (i) two of the seven directors of Chateau then in office shall resign from the Chateau Board of Directors and, in accordance with the By-law amendments specified in EXHIBIT F, the remaining Chateau directors then in office shall increase the size of the Chateau Board from seven to ten directors, and (ii) the five vacancies on the Chateau Board shall be filled by the vote of the remaining Chateau directors then in office with five nominees selected by the ROC Board of Directors such that such five nominees as well as the five directors of Chateau then in office shall constitute all of the members of the Chateau Board of Directors at the Effective Time.

         SECTION 5.18 PROVISIONS RELATING TO CERTAIN ROC INDEBTEDNESS. Notwithstanding any other provision of this Agreement, ROC and Chateau shall be required to utilize reasonable efforts and to cooperate with each other to cause the condition


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

specified in Section 6.2(f) to be satisfied on or prior to the Closing Date.

         SECTION 5.19 EXEMPTIONS FROM CERTAIN PROVISIONS OF THE MGCL. Prior to the Effective Time, the Board of Directors of Chateau shall adopt an irrevocable resolution to the effect that the ROC Principals and the present or future affiliates or associates of any of the foregoing or any other person acting in concert or as a group with any of the foregoing shall be exempted from the business combination provisions of Section 3-601 ET SEQ. and from the control share provisions of Section 3-701 ET SEQ. of the MGCL or any successor or similar statutory provisions.

         SECTION 5.20 PERCENTAGE OWNERSHIP. Chateau agrees that, upon consummation of the Merger, stockholders of Chateau who had been or are then holders of OP Units will not then represent more than 34.0% of the outstanding shares of Common Stock.

         SECTION 5.21 SHARE ISSUANCE. (a) ROC agrees that prior to January 17, 1997 and for the period during the term of this Agreement occurring after the date of the ROC Stockholders Meeting, it will not issue any shares of capital stock in a cash transaction as provided in Section 4.1(b)(iv) unless it first obtains the prior consent of Chateau (which consent shall not be unreasonably withheld or delayed).

         (b) Following January 17, 1997 (but only on a date that is on or prior to the date of the ROC Stockholders Meeting), ROC may issue such shares without obtaining the consent of Chateau. However, prior to effecting such issuance, ROC shall notify Chateau of its intention to effect the issuance, specifying in such notice (the "ISSUANCE NOTICE") the number and minimum price of the shares it proposes to issue, and such issuance may give rise to termination rights in favor of Chateau as specified in Section 8.1(n).

                                      ARTICLE VI

                                 CONDITIONS PRECEDENT

         SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of ROC and Chateau to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

         (a) STOCKHOLDER APPROVAL. The Stockholder Approvals shall have been obtained.

         (b) LISTING OF SHARES. The NYSE shall have approved for listing the Common Stock to be issued in the Merger.

         (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

         (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect.

         (e) BLUE SKY LAWS. Chateau shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Common Stock comprising the Merger Consideration.

         (f) OPINION RELATED TO REIT STATUS. Chateau and ROC shall have received an opinion dated as of the Closing Date of Timmis & Inman, subject to certificates, letters and assumptions, reasonably satisfactory to Chateau and ROC that following the Merger (after giving effect thereto), Chateau's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

         (g) THE INVESTMENT COMPANY ACT OPINION. Chateau and ROC shall have received an opinion dated as of the Closing Date of Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to Chateau and ROC, to the effect that neither Chateau nor any of its Subsidiaries is an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

         (h) EVIDENCE OF COMPLETION OF PRIVATE PLACEMENT. Each of ROC and Chateau shall have received reasonably satisfactory evidence of the completion of the Private Placement referred to in Section 5.16.

         (i) CERTAIN ACTIONS AND CONSENTS. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Transactions shall have been obtained or made.

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF CHATEAU. The obligations of Chateau to issue the Merger Consideration to the ROC stockholders and to consummate the other Transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Chateau:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ROC (without giving effect to any "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Chateau shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of ROC by the chief executive officer or the chief financial officer of ROC to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of ROC to be true and correct as of the Closing Date (without giving effect to any materiality qualification) if the aggregate amount of Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $5,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Economic Losses without giving effect to the $5,000,000 limitation set forth in Section 3.1(f)). "ECONOMIC LOSSES," as used in this Section 6.2, shall mean any and all net damage, net loss (including diminution in the value of properties or assets which diminution, with regard to permanent cash flow losses from any property or assets that produces cash flow, shall be measured by multiplying the annual net cash flow produced by such property or asset over the 12-month period preceding the date of the applicable loss by a factor of 10), net liability or expense suffered by ROC and the ROC Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or stockholders' derivative lawsuits relating to the Transactions against ROC, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by ROC in obtaining non-governmental third party consents, as contemplated by Section 5.3 up to the amount of $500,000 provided therein.

         (b) PERFORMANCE OF OBLIGATIONS OF ROC. ROC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Chateau shall have received a certificate signed on behalf of ROC by the chief executive officer or the chief financial officer of ROC to such effect.

         (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there has been no material adverse change in the business, results of operations or financial condition of ROC and the ROC Subsidiaries, taken as a whole, that have resulted or would result, individually or in the aggregate, in Economic Losses of $5,000,000 or more. Chateau shall have received a certificate of the chief executive officer or chief financial officer of ROC to the effect that there has been no such material adverse change.

         (d) OPINIONS RELATING TO REIT STATUS. Chateau shall have received an opinion dated as of the Closing Date of Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to Chateau, that (i) commencing with its taxable year ended December 31, 1993, ROC was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code, (ii) following the Merger (after giving effect thereto), ROC's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code and (iii) following the Merger (after giving effect thereto), the Financing Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation.

         (e) OTHER TAX OPINION. Chateau shall have received an opinion dated as of the Closing Date from Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to Chateau, to the effect that the Merger will be treated for federal income tax purposes as a tax-free transfer by the stockholders of ROC of their shares of ROC Stock to Chateau in exchange for shares of Common Stock, and the transfer by holders of OP Units pursuant to the CS Letter Agreement (as defined below) shall be treated for federal income tax purposes as a tax-free transfer by such holders of their OP Units in exchange for shares of Common Stock under Section 351 of the Code, and no gain or loss will be recognized by ROC, its stockholders or such holders who transfer OP Units pursuant to the CS Letter Agreement as a result of such transfers, except to the extent provided in Sections 357(c) and 1245 of the Code.

         (f) CONSENTS. All consents and waivers from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in Economic Losses of $5,000,000 or more.

         (g) CERTAIN ROC INDEBTEDNESS. The Specified Debt Obligations (as herein defined) of ROC or any ROC Subsidiary that are outstanding immediately prior to the Effective Time, and will remain outstanding and shall be assumed by, or otherwise become the indebtedness of, the Operating Partnership or the Financing Partnership, as the case may be, upon consummation of the transactions contemplated by the Contribution Agreement, will, following such transactions, provide by their respective terms to the effect that neither ROC, Chateau nor any partner of the Financing Partnership (other than the Operating Partnership) or the Operating Partnership will have any liability for the repayment of the Specified Debt Obligations. For purposes hereof, "SPECIFIED DEBT OBLIGATION" shall include the indebtedness owed by ROC or any ROC Subsidiary under the Credit Agreement (Revolving) or Credit Agreement (Term), dated as of May 2, 1996, with each of the lenders named therein or under any credit agreements with Pacific Mutual Insurance Company.

         Notwithstanding the foregoing, Chateau shall not be obligated to effect the Merger if the Economic Losses resulting from the failure of one or more of the conditions set forth in Sections 6.2(a), 6.2(c) and 6.2(f) to be satisfied (the determination of whether a failure of any of such conditions has occurred for the purposes of this sentence being made without giving effect to the $5,000,000 limitations set forth in such sections), in the aggregate, but without duplication exceeds $5,000,000.

         SECTION 6.3 CONDITIONS TO OBLIGATION OF ROC. The obligation of ROC to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by ROC:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Chateau (without giving effect to any "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and ROC shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Chateau by the chief executive officer or the chief financial officer of Chateau to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Chateau to be true and correct as of the Closing Date (without giving effect to any materiality qualification) if the aggregate amount of Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $5,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Economic Losses without giving effect to the $5,000,000 limitation set forth in Section 3.2(f)). "ECONOMIC LOSSES," as used in this Section 6.3, shall mean any and all net damage, net loss (including diminution in the value of properties or assets which diminution, with regard to permanent cash flow losses from any property or assets that produces cash flow, shall be measured by multiplying the annual net cash flow produced by such property or asset over the 12-month period preceding the date of the applicable loss by a factor of 10), net liability or expense suffered by Chateau or the Chateau Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or stockholders' derivative lawsuits relating to the Transactions against Chateau, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by Chateau in obtaining non-governmental third party consents, as contemplated by Section 5.3 up to the amount of $500,000 provided therein.

         (b) PERFORMANCE OF OBLIGATIONS OF CHATEAU. Chateau shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and ROC shall have received a certificate of Chateau signed on behalf of Chateau by the chief executive officer or the chief financial officer of such party to such effect.

         (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there has been no material adverse change in the business, results of operations or financial condition of Chateau, the Operating Partnership and the other Chateau Subsidiaries taken as a whole, that have resulted or would result, individually or in the aggregate, in Economic Losses of $5,000,000 or more. ROC shall have received a certificate of the chief executive officer or chief financial officer of Chateau to the effect that there has been no such material adverse change.

         (d) OPINIONS RELATING TO REIT AND PARTNERSHIP STATUS. ROC shall have received an opinion dated as of the Closing Date of Timmis & Inman, subject to certificates, letters and assumptions, reasonably satisfactory to ROC, that
(i) commencing with its taxable year ended December 31, 1993, Chateau was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and (ii) the Operating Partnership has been at all times (and each Chateau Subsidiary organized as a partnership, joint venture or limited liability company has since its acquisition by Chateau) and, following the Merger (after giving effect thereto), will be treated as a partnership for federal income tax purposes and not as a corporation or an association taxable as a corporation.

         (e) OTHER TAX OPINION. ROC shall have received an opinion dated as of the Closing Date from Timmis & Inman, subject to certificates, letters and assumptions, reasonably satisfactory to ROC, to the effect that the Merger will be treated for federal income tax purposes as a tax-free transfer by the stockholders of ROC of their shares of ROC Stock to Chateau in exchange for shares of Common Stock, and the transfer by holders of OP Units pursuant to the CS Letter Agreement shall be treated for federal income tax purposes as a tax-free transfer by such holders of their OP Units in exchange for shares of Common Stock, under Section 351 of the Code, and no gain or loss will be recognized by ROC, its stockholders or holders who transfer OP Units pursuant to the CS Letter Agreement as a result of such transfers, except to the extent provided in Sections 357(c) or 1245 of the Code.

         (f) CONSENTS. All consents and waivers from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in Economic Losses of $5,000,000 or more.

         (g) REGISTRATION RIGHTS AGREEMENT. Chateau shall have duly executed and delivered the Registration Rights Agreement substantially in the form attached as EXHIBIT C hereto.

         (h) CHATEAU BY-LAWS AND RELATED MATTERS. ROC shall be reasonably satisfied that the Chateau By-laws, effective at the Effective Time, have been amended substantially in accordance with the terms outlined in EXHIBIT F hereto and that all of the other transactions contemplated by Sections 1.5 and 1.6 hereof shall have been completed or will be completed effective at the Effective Time.

         (i) CHATEAU SECURITYHOLDER LETTER AGREEMENT. Holders of OP Units who, together with the ROC stockholders and other transferors, will satisfy the 80% test described below upon completion of the Merger (such OP Unit holders being referred to herein as the "TRANSFERRING HOLDERS"), shall have entered into a letter agreement with ROC (the "CS LETTER AGREEMENT"), pursuant to which such Transferring Holders will agree with ROC to act with ROC, the ROC stockholders and other transferors specified in the CS Letter Agreement to transfer to Chateau on or prior to the Effective Time a sufficient number of OP Units and other property in exchange for shares of Common Stock such that such shares when taken together with the number of shares of Common Stock to be issued to the ROC stockholders pursuant to the Merger and the number of shares of Common Stock owned by such Transferring Holders and any other transferors making transfers pursuant to the CS Letter Agreement will together constitute, based on the number of outstanding shares of capital stock of Chateau expected by the Transferring Holders to be outstanding at the Effective Time (which number shall be specified in the CS Letter Agreement), at least 80% of the total combined voting power of all classes of Chateau stock entitled to vote upon consummation of the Merger. Each Transferring Holder shall agree in the CS Letter Agreement to exchange (i) a specified number of OP Units at or prior to the record date for the Chateau Stockholders Meeting and
(ii) a specified number of OP Units on the Effective Day of the Merger. The CS Letter Agreement shall provide that the obligation of any Transferring Holder to transfer any OP Units to Chateau shall be conditioned upon (x) the obtainment of the ROC Stockholder Approval and (y) the delivery, prior to the date of exchange, of an opinion of Timmis & Inman, subject to certificates, letters and assumptions deemed reasonably appropriate by such counsel, to the effect that the transfer of OP Units pursuant to the CS Letter Agreement shall be treated for federal income tax purposes as a tax-free transfer by such transferors of such OP Units in exchange for shares of Common Stock under Section 351 of the Code and no gain or loss will be recognized as a result of such transfers, except to the extent provided under Sections 357(c) or 1245 of the Code (an approved form of which opinion shall be attached to the CS Letter Agreement). The CS Letter Agreement shall further provide that the obligation of any Transferring Holder to transfer any OP Units to Chateau on the Effective Day shall be conditioned upon the concurrent consummation of the Merger. Further, John Boll, Edward Allen and C.G. Kellogg shall agree in the CS Letter Agreement with Gary P. McDaniel that, for a period of three years following the Effective Time, they will vote all shares of Common Stock held by them in favor of the Group B nominees as specified in the amendments to the By-laws to be adopted in accordance with EXHIBIT F hereto.

         Notwithstanding the foregoing, ROC shall not be obligated to effect the Merger if the Economic Losses resulting from the failure of one or more of the conditions set forth in Sections 6.3(a), 6.3(c) and 6.3(f) to be satisfied (the determination of whether a failure of any of such conditions has occurred for the purposes of this sentence being made without giving effect to the $5,000,000 limitations set forth in such sections), in the aggregate, but without duplication exceeds $5,000,000.

                                     ARTICLE VII

                                    BOARD ACTIONS

         SECTION 7.1 BOARD ACTIONS. Notwithstanding Section 5.7 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of either Chateau or ROC, as determined in good faith based on the advice of outside counsel, either Chateau or ROC may:

         (a) disclose to its stockholders and OP Unit holders any information required to be disclosed under applicable law;

         (b) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to itself pursuant to a confidentiality agreement no less favorable to itself than the Confidentiality Agreement (as determined by its outside counsel) to, any person in connection with a Competing Transaction proposed by such person; and

         (c) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of (i) for ROC, this Agreement and the Merger and (ii) for Chateau, the issuance of the Merger Consideration to the ROC stockholders in the Merger) a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction (for purposes of this Agreement, "SUPERIOR COMPETING TRANSACTION" means a bona fide proposal of a Competing Transaction made by a third party which a majority of the members of the Board of Directors of Chateau or ROC, as the case may be, determines in good faith (based on the advice of its investment banking firm) to be more favorable to its stockholders than the Merger, as the case may be.


                                     ARTICLE VIII

                          TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the filing of the Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland, whether before or after either of the Stockholder Approvals are obtained:

         (a) by mutual written consent duly authorized by the respective Boards of Directors of Chateau and ROC;

         (b) by Chateau, upon a breach of any representation, warranty, covenant or agreement on the part of ROC set forth in this Agreement, or if any representation or warranty of ROC shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by March 31, 1997 (as otherwise extended);

         (c) by ROC, upon a breach of any representation, warranty, covenant or agreement on the part of Chateau set forth in this Agreement, or if any representation or warranty of Chateau shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by March 31, 1997 (as otherwise extended);

         (d) by either Chateau or ROC, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

         (e) by either Chateau or ROC, if the Merger shall not have been consummated before March 31, 1997; PROVIDED, HOWEVER, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(e);

         (f) by either Chateau or ROC if, upon a vote at a duly held ROC Stockholders Meeting or any adjournment thereof, the ROC Stockholder Approvals shall not have been obtained as contemplated by Section 5.1;

         (g) by either Chateau or ROC if, upon a vote at a duly held Chateau Stockholders Meeting or any adjournment thereof, the Chateau Stockholder Approvals shall not have been obtained as contemplated by Section 5.1;

         (h) by ROC if prior to the ROC Stockholders Meeting, the Board of Directors of ROC or any committee thereof shall have withdrawn or modified in accordance with Section 7.1 hereof in any manner adverse to Chateau its approval or recommendation of the Merger or this Agreement in connection with the approval and recommendation of a Superior Competing Transaction;

         (i) by Chateau if (i) prior to the ROC Stockholders Meeting, the Board of Directors of ROC or any committee thereof shall have withdrawn or modified in any manner adverse to Chateau its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction, (ii) ROC shall have entered into any agreement with respect to any Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(b)) or (iii) the Board of Directors of ROC or any committee thereof shall have resolved to do any of the foregoing;

         (j) by Chateau if prior to the Chateau Stockholders Meeting, the Board of Directors of Chateau or any committee thereof shall have withdrawn or modified in accordance with Section 7.1 hereof in any manner adverse to ROC its approval or recommendation of the issuance of the Merger Consideration to the ROC stockholders in connection with the approval and recommendation of a Superior Competing Transaction;
         (k) by ROC if (i) prior to the Chateau Stockholders Meeting, the Board of Directors of Chateau or any committee thereof shall have withdrawn or modified in any manner adverse to ROC its approval or recommendation of the issuance of the Merger Consideration to the ROC stockholders in connection with, or approved or recommended, a Superior Competing Transaction, (ii) Chateau shall have entered into any agreement with respect to any Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(b)) or (iii) the Board of Directors of Chateau or any committee thereof shall have resolved to do any of the foregoing;

         (l) by ROC or Chateau if, over any consecutive 20-Trading Day (as herein defined) period ending prior to the first date of the mailing of the Proxy Statement to the respective stockholders of ROC and Chateau, the average of the ratios determined by comparing the Closing Price (as herein defined) of the ROC Common Stock to the Closing Price of the Common Stock on each day over such period is more than 1.20 to one or less than 0.89 to one, and the party desiring such termination provides notice to the other party within three business days of the end of such consecutive 20-Trading Day period but in no event later than the date of the mailing; PROVIDED, HOWEVER, that the right of either of Chateau or ROC to terminate this Agreement under this Section 8.1(l) shall not be available if, at the time such party proposes to exercise such termination right, such party has received a bona fide proposal for a Competing Transaction. For purposes hereof, "TRADING DAY" shall mean a day on which the NYSE is open for trading, and "CLOSING PRICE" shall mean the last reported sale price per share of the ROC Common Stock or Common Stock, as the case may be, as reported on the NYSE consolidated tape on the Trading Day in question;

         (m) by ROC if the condition specified in Section 6.3(i) has not been satisfied on or prior to the later of November 16, 1996 or ten days after the SEC has cleared the Proxy Statement for mailing, or if (A) on or prior to the record date for the Chateau Stockholders Meeting any of the Transferring Holders that have executed the CS Letter Agreement has failed to exchange the shares it has agreed to exchange by that date under such agreement and such shares have not been replaced by shares held by other OP Unit holders or (B) ten days after the date that each of the OP Unit holders that has as of the date of this Agreement expressed its intent to exchange its OP Units for shares of Common Stock as contemplated by this Agreement withdraws such intention in writing; and


         (n) by Chateau if (i) within five business days after ROC delivers the Issuance Notice as contemplated by Section 5.21, Chateau provides written notice to ROC to the effect that if ROC proceeds with the issuance contemplated by the Issuance Notice Chateau will terminate this Agreement, (ii) ROC, in spite of such


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

notice from Chateau, proceeds with the issuance, and (iii) Chateau notifies ROC in writing of the termination of this Agreement within five business days after ROC notifies Chateau of the closing of the issuance.

         SECTION 8.2    EXPENSES.

         (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such cost or expense.

         (b)  ROC agrees that if this Agreement shall be terminated pursuant to
Section 8.1(b), then ROC will pay to the Operating Partnership, or as directed by the Operating Partnership, an amount equal to the Chateau Break-Up Expenses (as defined below). In addition, ROC agrees that if this Agreement shall be terminated pursuant to Section 8.1(b), (f), (h) or (i) and, in the case of
Section 8.1(b) or (f), following the date of the Original Agreement and prior to termination of this Agreement, ROC shall have received a proposal constituting a Competing Transaction and within 12 months following termination ROC shall enter into a definitive agreement providing for a Competing Transaction that is equally or more favorable from a financial point of view to ROC's stockholders as the Merger, then ROC will pay as directed by the Operating Partnership a fee in an amount equal to the Chateau Break-Up Fee (as defined below). Payment of any of such amounts shall be made, as directed by the Operating Partnership, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "CHATEAU BREAK-UP FEE" shall be an amount equal to the lesser of (i) $10,000,000 (the "BASE AMOUNT") or (ii) the sum of (A) the maximum amount that can be paid to the Operating Partnership without causing Chateau to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and 856(3) of the Code ("QUALIFYING INCOME"), as determined by independent accountants to Chateau and (B) in the event Chateau receives a letter from outside counsel (the "CHATEAU BREAK-UP FEE TAX OPINION") indicating that Chateau has received a ruling from the IRS holding that the Operating Partnership's receipt of the Base Amount would either constitute Qualifying Income as to Chateau with respect to Chateau's proportionate share thereof or would be excluded from Chateau's gross income for purposes of Sections 856(c)(2) and (3) of the Code (the "REIT REQUIREMENTS") or that the receipt by the Operating Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. In the event that the Operating Partnership is not able to receive the full Base Amount, ROC shall place the unpaid amount in escrow and shall not release any portion thereof to the Operating Partnership unless and until ROC receives any one or a combination of the following: (i) a


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

letter(s) from Chateau's independent accountants indicating the maximum amount that can be paid at that time to the Operating Partnership without causing Chateau to fail to meet the REIT Requirements or (ii) a Chateau Break-Up Fee Tax Opinion, in which event ROC shall pay to the Operating Partnership the lesser of the unpaid Base Amount or the maximum amount stated in the letter(s) referred to in (i) above from time to time. ROC's obligation to pay any unpaid portion of the Chateau Break-Up Fee (provided ROC has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to ROC) on the date that is five years from the date the Chateau Break-Up Fee first becomes due under this Agreement. In addition, amounts held in escrow may be earlier released as provided in Section 8.2(c). The "CHATEAU BREAK-UP EXPENSES" shall be an amount equal to the lesser of (i) the Operating Partnership's out-of-pocket expenses incurred in connection with the Original Agreement and this Agreement and the other Transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $4,000,000 (such amount not to exceed such $4,000,000 being referred to in this Section 8.2(b) or (c) as the "EXPENSE FEE BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to the Operating Partnership without causing Chateau to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Chateau and (B) in the event Chateau receives a Chateau Break-Up Fee Tax Opinion indicating that Chateau has received a ruling from the IRS holding that the Operating Partnership's receipt of the Expense Fee Base Amount would either constitute Qualifying Income as to Chateau with respect to Chateau's proportionate share thereof or would be excluded from Chateau's gross income for purposes of the REIT Requirements or that receipt by the Operating Partnership of the remaining balance of the Expense Fee Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee Base Amount less the amount payable under clause (A) above. In the event that the Operating Partnership is not able to receive the full amount of the Chateau Break-Up Expenses, ROC shall place the unpaid amount in escrow and shall not release any portion thereof to the Operating Partnership unless and until ROC receives any one or combination of the following: (i) a letter(s) from Chateau's independent accountants indicating the maximum amount that can be paid at that time to the Operating Partnership without causing Chateau to fail to meet the REIT Requirements or (ii) a Chateau Break-Up Fee Tax Opinion indicating that Chateau's receipt of the Expense Fee Base Amount would satisfy in whole or in part the REIT Requirements, in which event ROC shall pay to the Operating Partnership the lesser of the unpaid Expense Fee Base Amount or the maximum amount stated in the letter(s) referred to in (i) above from time to time.
ROC's obligation to pay any unpaid portion of the Chateau Break-Up Expenses (provided ROC has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to ROC) on the date that is five years from the date the Chateau Break-Up Expenses first become due


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

under this Agreement. In addition, amounts held in escrow may be earlier released as provided in Section 8.2(c).

         (c)  Notwithstanding anything to the contrary contained in
Section 8.2(b) above, if the Operating Partnership realizes any Total Profit pursuant to the ROC Option Agreement and at any time or from time to time the sum of (i) the Total Profit realized by the Operating Partnership, (ii) the Chateau Break-Up Fee paid to the Operating Partnership and (iii) the amount of Chateau Break-Up Expenses paid to the Operating Partnership exceeds the sum of
(i) the Base Amount (which amount shall be counted as zero if ROC has not become obligated to pay the Chateau Break-Up Fee under this Agreement) and (ii) the Expense Fee Base Amount (which amount shall be counted as zero if ROC has not become obligated to pay the Chateau Break-Up Expenses under this Agreement), then the Chateau Break-Up Fee and/or Chateau Break-Up Expenses shall be reduced (it being agreed that the allocation of the reduction between the Chateau Break-Up Fee and the Chateau Break-Up Expenses shall be determined in the discretion of Chateau) by such excess, and the amount, if any, still held in escrow shall be released from the escrow account to ROC, and the Operating Partnership shall promptly refund the balance of such excess to ROC.

         (d) Chateau agrees that if this Agreement shall be terminated by ROC pursuant to Section 8.1(m), then Chateau shall pay to ROC up to $2,000,000 in out-of-pocket expenses incurred in connection with the Original Agreement, this Agreement or the other Transactions (including, without limitation, all attorneys', accountants' and investment banking fees and expenses). Chateau agrees that if this Agreement shall be terminated pursuant to Section 8.1(c), then Chateau will pay, as directed by ROC, an amount equal to the ROC Break-Up Expenses (as defined below). In addition, Chateau agrees that if this Agreement shall be terminated pursuant to Section 8.1(c), (g), (j), (k) or (m) and, in the case of Section 8.1(c), (g) or (m) within 12 months following termination of this Agreement, Chateau shall enter into a definitive agreement providing for a Competing Transaction that is equally or more favorable from a financial point of view to Chateau's stockholders as the Merger, then Chateau will pay as directed by ROC a fee in an amount equal to the ROC Break-Up Fee (as defined below). Payment of any of such amounts shall be made, as directed by ROC, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "ROC BREAK-UP FEE" shall be an amount equal to the lesser of (i) $10,000,000 reduced by the amount, if any, paid by Chateau to ROC in accordance with the first sentence of this Section 8.2(d) (the "BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to ROC without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to ROC and (B) in the event ROC receives a letter from outside counsel (the "ROC BREAK-UP FEE TAX OPINION") indicating that ROC has received a ruling from the IRS holding that ROC's receipt of the Base Amount would either constitute Qualifying


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

Income or would be excluded from gross income for purposes of Sections 856(c)(2) and (3) of the Code or that the receipt by ROC of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. In the event that ROC is not able to receive the full Base Amount, Chateau shall place the unpaid amount in escrow and shall not release any portion thereof to ROC unless and until Chateau receives any one or a combination of the following: (i) a letter(s) from ROC's independent accountants indicating the maximum amount that can be paid at that time to ROC without causing ROC to fail to meet the REIT Requirements or (ii) a ROC Break-Up Fee Tax Opinion, in which event Chateau shall pay to ROC the lesser of the unpaid Base Amount or the maximum amount stated in the letter(s) referred to in
(i) above from time to time. Chateau's obligation to pay the ROC Break-Up Fee (provided Chateau has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Chateau) on the date that is five years from the date the ROC Break-Up Fee first becomes due under this Agreement. In addition, amounts held in escrow may be earlier released as provided in Section 8.2(e). The "ROC BREAK-UP EXPENSES" shall be an amount equal to the lesser of (i) ROC's out-of-pocket expenses (other than those expenses, if any, reimbursed under the first sentence of this Section 8.2(d)) incurred in connection with the Original Agreement and this Agreement and the other Transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $4,000,000 (such amount not to exceed such $4,000,000 being referred to in this Section 8.2(d) or (e) as the "EXPENSE FEE BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to ROC without causing it to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to ROC and (B) in the event ROC receives a ROC Break-Up Fee Tax Opinion indicating that ROC has received a ruling from the IRS holding that ROC's receipt of the Expense Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements or that receipt by ROC of the remaining balance of the Expense Fee Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee Base Amount less the amount payable under clause (A) above. In the event that ROC is not able to receive the full Expense Fee Base Amount, Chateau shall place the unpaid amount in escrow and shall not release any portion thereof to ROC unless and until Chateau receives any one or combination of the following: (i) a letter(s) from ROC's independent accountants indicating the maximum amount that can be paid at that time to ROC without causing ROC to fail to meet the REIT Requirements or (ii) a ROC Break-Up Fee Tax Opinion indicating that ROC's receipt of the Expense Fee Base Amount would satisfy in whole or in part the REIT Requirements, in which event Chateau shall pay to ROC the lesser of the unpaid Expense Fee Base Amount or the maximum amount stated in the letter(s) referred to in (i) above from time to time.


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

Chateau's obligation to pay any unpaid portion of the ROC Break-Up Expenses (provided Chateau has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Chateau) on the date that is five years from the date the ROC Break-Up Expenses first become due under this Agreement. In addition, amounts held in escrow may be earlier released as provided in Section 8.2(e).

         (e)  Notwithstanding anything to the contrary contained in
Section 8.2(d) above, if ROC realizes any Total Profit pursuant to the Chateau Option Agreement and at any time or from time to time the sum of (i) the Total Profit, (ii) ROC Break-Up Fee and (iii) the amount of ROC Break-Up Expenses exceeds the sum of (i) the Base Amount (which amount shall be counted as zero, if Chateau has not become obligated to pay the ROC Break-Up Fee under this Agreement) and (ii) the Expense Fee Base Amount (which amount shall be counted as zero, if Chateau has not become obligated to pay the ROC Break-Up Expenses under this Agreement), then the ROC Break-Up Fee and/or the ROC Break-Up Expenses shall be reduced (it being agreed that the allocation of the reduction shall be determined in the discretion of ROC) by such excess, and the amount, if any, still held in escrow shall be released from the escrow account to Chateau and ROC shall promptly refund the balance of such excess to Chateau.

         (f) In the event that Chateau, the Operating Partnership or ROC is required to file suit to seek all or a portion of the amounts payable under this
Section 8.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorney's fees and expenses which it has incurred in enforcing its rights hereunder; PROVIDED that such expenses shall be considered part of out-of-pocket expenses incurred in connection with this Agreement and the other Transactions within the definition of Chateau Break-Up Expenses or ROC Break-Up Expenses, as the case may be.

         SECTION 8.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either ROC or Chateau as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Chateau, or ROC, other than the last sentence of
Section 5.2, Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 8.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after any Stockholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland; PROVIDED, HOWEVER, that, after the Stockholder Approvals are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to ROC's or Chateau's stockholders or alter or change any of the


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

terms or conditions of this Agreement if such alteration or change would adversely affect ROC's stockholders or Chateau's stockholders.

         SECTION 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, each of ROC and Chateau may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waivers pursuant to clause (c) of the second preceding sentence (i) of the provisions of
Section 4.1(e) may be given in writing by or on behalf of Chateau by the chief executive officer of Chateau and (ii) of the provisions of Section 4.2(e) may be given in writing by or on behalf of ROC by the chief executive officer of ROC. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                      ARTICLE IX

                                  GENERAL PROVISIONS

         SECTION 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a)  if to Chateau or RSub, to

              Chateau Properties, Inc.
              19500 Hall Road
              Clinton Township, MI  48038
              Attn:  C.G. ("Jeff") Kellogg
              Fax:  (810) 286-1496


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

              with a copy to:

              Timmis & Inman L.L.P.
              300 Talon Centre
              Detroit, MI  48207
              Attn:  Henry J. Brennan, III
              Fax:  (313) 396-4229

              and

              Fried, Frank, Harris, Shriver & Jacobson
              One New York Plaza
              New York, NY 10004
              Attn:  Arthur Fleischer
              Fax:  (212) 859-4000

         (b)  if to ROC, to

              ROC Communities, Inc.
              6430 S. Quebec Street
              Englewood, CO  80111
              Attn:  Gary P. McDaniel
              Fax:  (303) 741-3715

              with a copy to:

              Rogers & Wells
              200 Park Avenue
              New York, NY  10166
              Attn:  Jay L. Bernstein, Esq.
              Fax:  (212) 878-8375


         SECTION 9.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersedes all prior agreements (including the Original Agreement) and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (b) except for


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

the provisions of Article II, Section 5.11(b) and (d) and Section 5.12, are not intended to confer upon any person other than the parties hereto any rights or remedies.

         SECTION 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

         SECTION 9.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland State court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.


                                      ARTICLE X

                                 CERTAIN DEFINITIONS

         SECTION 10.1   CERTAIN DEFINITIONS.  For purposes of this Agreement:

         An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

         "CHATEAU DISCLOSURE LETTER" means the letter previously delivered to ROC by Chateau disclosing certain information in connection with the Original Agreement.


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

         "CHATEAU SUBSIDIARY" means the Operating Partnership and each other Subsidiary of Chateau.

         "FINANCING PARTNERSHIP" means a newly organized financing partnership into which the Financing Sub will merge pursuant to the terms of the Contribution Agreement.

         "FINANCING SUB" means ROCF, Inc., a Maryland corporation.

         "KNOWLEDGE" where used herein with respect to ROC shall mean the knowledge of the persons named in SCHEDULE 10 to the ROC Disclosure Letter and where used with respect to Chateau shall mean the knowledge of the persons named in SCHEDULE 10 to the Chateau Disclosure Letter.

         "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         "ROC DISCLOSURE LETTER" means the letter previously delivered to Chateau by ROC disclosing certain information in connection with the Original Agreement.

         "ROC SUBSIDIARY" means each Subsidiary of ROC.

         "SUBSIDIARY" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either directly or through or together with another Subsidiary of such person) owns 50% or more of the voting stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.


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

         IN WITNESS WHEREOF, Chateau, ROC, and RSub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


    CHATEAU PROPERTIES, INC.


    By: /s/ C.G. Kellogg
        ------------------------------
         Name:  C.G. Kellogg
         Title: President


    ROC COMMUNITIES, INC.


    By: /s/ Gary P. McDaniel
        ------------------------------
         Name:  Gary P. McDaniel
         Title: President and Chief
                  Executive Officer


    R ACQUISITION SUB, INC.


    By: /s/ C.G. Kellogg
        ------------------------------
         Name:   C.G. Kellogg
         Title:  President


                                          68